Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

Pono Capital Three, Inc.
as the SPAC,

Robinson Aircraft Ltd.
d/b/a Horizon Aircraft
as the Company,

and

Pono Three Merger Acquisitions Corp.
as Merger Sub

Dated as of August 15, 2023

TABLE OF CONTENTS

ARTICLE I BUSINESS COMBINATION		8
1.1	The Amalgamation	8
1.2	Securities Certificates.	9
1.3	Effective Date	9
1.4	Effecting the Amalgamation	9
1.5	Name of Amalco	10
1.6	Registered Office	10
1.7	Authorized Share Structure of Amalco	10
1.8	Initial Director of Amalco	10
1.9	Articles and Notice of Articles	10
1.10	Dissenting Shareholders	10
1.11	The Company Special Meeting	11
1.12	The Company Information Circular	11
1.13	Reserved	12
1.14	Company Convertible Securities	12
1.15	Allocation Schedule	12
1.16	Exchange Agent.	13
1.17	Withholding	14
1.18	Exchange Consideration	14
1.19	Closing Calculations	15
1.20	Exchange Consideration Adjustment	15
1.21	Escrow	17
1.22	Intended Tax Treatment	17

ARTICLE II CLOSING		18
2.1	Closing	18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SPAC		18
3.1	Organization and Standing	18
3.2	Authorization; Binding Agreement	19
3.3	Governmental Approvals	19
3.4	Non-Contravention	20
3.5	Capitalization.	20
3.6	SEC Filings and the SPAC Financials.	21
3.7	Absence of Certain Changes	22
3.8	Compliance with Laws	22
3.9	Actions; Orders; Permits	23
3.10	Taxes and Returns	23
3.11	Employees and Employee Benefit Plans	24
3.12	Properties	24
3.13	Material Contracts	24
3.14	Transactions with Affiliates	24
3.15	Investment Company Act	24
3.16	Finders and Brokers	25
3.17	Certain Business Practices.	25
3.18	Insurance	25
3.19	SPAC Trust Account	26
3.20	Independent Investigation	26

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MERGER SUB		26
4.1	Organization and Standing	26
4.2	Authorization; Binding Agreement	27
4.3	Governmental Approvals	27
4.4	Non-Contravention	27
4.5	Ownership	28
4.6	Activities of Merger Sub	28
4.7	Finders and Brokers	28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		28
5.1	Organization and Standing	28
5.2	Authorization; Binding Agreement	29
5.3	Capitalization	29
5.4	Subsidiaries	30
5.5	Governmental Approvals	30
5.6	Non-Contravention	31
5.7	Financial Statements.	31
5.8	Absence of Certain Changes	32
5.9	Compliance with Laws	32
5.10	Company Permits	32
5.11	Litigation	33
5.12	Material Contracts	33
5.13	Transactions with Affiliates	35
5.14	Intellectual Property	36
5.15	Taxes and Returns	38
5.16	Real Property	40
5.17	Personal Property	40
5.18	Title to and Sufficiency of Assets	41
5.19	Employee Matters.	41
5.20	Benefit Plans	42
5.21	Environmental Matters	42
5.22	Transactions with Related Persons	43
5.23	Insurance.	44
5.24	Books and Records	44
5.25	Top Suppliers	44
5.26	Certain Business Practices.	45
5.27	Investment Company Act	45
5.28	Finders and Brokers	45
5.29	Compliance with Aviation Laws.	45
5.30	Independent Investigation	46
5.31	Information Supplied	46
5.32	Disclosure	47

ARTICLE VI COVENANTS		47
6.1	Access and Information.	47
6.2	Conduct of Business of the Company	48
6.3	Conduct of Business of the SPAC.	51
6.4	Annual and Interim Financial Statements	54
6.5	SPAC Public Filings	54
6.6	No Solicitation.	54
6.7	No Trading	55

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6.8	Notification of Certain Matters	55
6.9	Efforts.	56
6.10	Tax Matters	57
6.11	Further Assurances	58
6.12	The Registration Statement	58
6.13	Company Shareholder Meeting	59
6.14	Continuance	59
6.15	Public Announcements.	59
6.16	Confidential Information.	60
6.17	Documents and Information	61
6.18	Post-Closing Board of Directors and Executive Officers	62
6.19	Indemnification of Directors and Officers; Tail Insurance.	62
6.20	Trust Account Proceeds	62
6.21	Roadshow Presentations	63
6.22	Equity Financing	63
6.23	Fairness Opinion	63

ARTICLE VII NO SURVIVAL		63
7.1	No Survival	63

ARTICLE VIII CLOSING CONDITIONS		63
8.1	Conditions to Each Party’s Obligations	63
8.2	Conditions to Obligations of the Company	65
8.3	Conditions to Obligations of the SPAC	66
8.4	Frustration of Conditions	68

ARTICLE IX TERMINATION AND EXPENSES		68
9.1	Termination	68
9.2	Effect of Termination	70
9.3	Fees and Expenses	70

ARTICLE X WAIVERS AND RELEASES		71
10.1	Waiver of Claims Against Trust	71

ARTICLE XI MISCELLANEOUS		72
11.1	Notices	72
11.2	Binding Effect; Assignment	72
11.3	Third Parties	72
11.4	Governing Law; Jurisdiction	73
11.5	Waiver of Jury Trial	73
11.6	Specific Performance	74
11.7	Severability	74
11.8	Amendment	74
11.9	Waiver	74
11.10	Entire Agreement	74
11.11	Interpretation	75
11.12	Counterparts	76
11.13	Legal Representation	76

ARTICLE XII DEFINITIONS		76
12.1	Certain Definitions	76
12.2	Section References	88

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Amalgamation Application
Exhibit F	Amalco Articles
Exhibit G	Text of Company Amalgamation Resolution

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 15, 2023 by and among (i) Pono Capital Three Inc., a Cayman Islands exempted company (the “SPAC”), (ii) Robinson Aircraft Ltd. d/b/a Horizon Aircraft, a British Columbia company (the “Company”), and (iii) Pono Three Merger Acquisitions Corp., a British Columbia company and a wholly-owned subsidiary of the SPAC (“Merger Sub”). The SPAC, the Company and Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A. Certain capitalized terms used herein are defined in Article XII hereof.

B. The Company designs and manufactures hybrid electric vertical take-off and landing aerial vehicles.

C. the SPAC is a “blank check” company incorporated on March 11, 2022 as a Delaware corporation and redomiciled as a Cayman Islands exempted company on October 14, 2022 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

D. Merger Sub is a newly-formed company existing under the laws of the Province of British Columbia, and a direct, wholly-owned subsidiary of the SPAC and was formed for the purpose of effecting the Amalgamation.

E. Prior to the Closing Date, the SPAC shall complete the SPAC Continuance, on the terms and subject to the conditions set forth in this Agreement.

F. At the Closing, the SPAC, the Company and Merger Sub intend to complete a transaction whereby Merger Sub and the Company will amalgamate (the “Amalgamation”) pursuant to section 269 of the BCBCA and the holders of the shares of the Company, other than Dissenting Shareholders, the SPAC and any wholly-owned subsidiary of the SPAC, will receive such holder’s pro-rata share of the Exchange Consideration (as defined herein).

G. At the Closing, the SPAC will be renamed “Horizon Aircraft Ltd.” or such other name as the Company may determine.

H. The board of directors of the SPAC has (i) determined that each of the SPAC Continuance and the Amalgamation is fair, advisable and in the best interests of the SPAC and shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the SPAC Continuance and the Amalgamation, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to the SPAC’s shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the SPAC Continuance and the Amalgamation.

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I. The board of directors of the Company has (i) determined that the Amalgamation is fair, advisable and in the best interests of the Company and the Company Shareholders;

(ii) approved this Agreement and the transactions contemplated hereby, including the Amalgamation, upon the terms and subject to the conditions set forth herein; and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby Company Common Shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Amalgamation.

J. The SPAC has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and certain Significant Company Holders, the votes attached to the Company Shares of such Significant Company Holders being sufficient in the aggregate to approve at the Company Shareholder Meeting the Amalgamation and the other transactions contemplated by this Agreement.

K. Contemporaneously with the execution of, and as a condition and an inducement to the SPAC and the Company entering into this Agreement, the Sponsor and specified shareholders of the SPAC are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “SPAC Support Agreement”), pursuant to which each such SPAC shareholder has agreed (x) not to transfer or redeem any of the SPAC Ordinary Shares held by such SPAC shareholder in accordance with the Insider Letter, (y) to vote in favor of this Agreement, the SPAC Continuance and the Amalgamation at the SPAC Special Meeting in accordance with the Insider Letter and (z) waive any adjustment to the conversion ratio set forth in the SPAC Memorandum and Articles of Association or any other anti-dilution or similar protection with respect to the SPAC Class B Ordinary Shares (whether resulting from the transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated in connection with the transactions contemplated hereby).

L. Prior to Closing, the Company shall use commercially reasonable efforts to secure subscription agreements to purchase Company Shares to raise gross proceeds of at least $5,000,000 (the “Initial Investments”).

M. The SPAC and the Company will use their commercially reasonable efforts to secure post-business combination financing structures in the form of a PIPE, convertible debt, forward purchase agreement, backstop, or equity line of credit (collectively, the “Equity Financing”).

N. Simultaneously with the execution and delivery of this Agreement, certain Significant Company Holders have entered into a Lock-Up Agreement with the SPAC, the form of which is attached as Exhibit C hereto (the “Lock-Up Agreement”) providing for a six (6) month lock-up period, which agreement will become effective as of, and subject to, the Closing.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

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ARTICLE I

BUSINESS COMBINATION

1.1 The Amalgamation.

(a) Not less than one Business Day prior to the Effective Time, the SPAC will complete the SPAC Continuance.

(b) At the Effective Time, Merger Sub and the Company shall complete the Amalgamation and continue as one company, being Amalco, pursuant to the provisions of section 269 of the BCBCA.

(c) At the Effective Time, and as a result of the Amalgamation:

(i) each holder of Company Shares (other than Dissenting Shareholders, the SPAC and any wholly-owned subsidiary of the SPAC) shall exchange such holder’s Company Shares for such number of SPAC Class A Ordinary Shares that is equal to such Company Shareholder’s Pro Rata Share of the Exchange Consideration (less the Escrow Shares), as fully paid and non-assessable shares, entries will be made in the central securities register of the Company to reflect the transfer of such Company Shares to the SPAC, and entries will be made in the central securities register of the SPAC to reflect the issuance of such SPAC Shares;

(ii) each issued and outstanding Company Share held by the SPAC as a result of the exchange of Company Shares for SPAC Class A Ordinary Shares pursuant to Section 1.1(c)(i) will be immediately exchanged for one fully paid and non-assessable Amalco Share, following which each such Company Share shall be cancelled;

(iii) each issued and outstanding Company Share held by the SPAC and any wholly-owned subsidiary of the SPAC (which were not exchanged in Section 1.1(c)(i)) shall be exchanged for one fully paid and non-assessable Amalco Share, following which each such Company Share shall be cancelled;

(iv) each issued and outstanding Merger Sub Share held by the SPAC shall be exchanged for one fully paid and non-assessable Amalco Share, following which each such Merger Sub Share shall be cancelled;

(v) the SPAC will add to its capital maintained in respect of SPAC Class A Ordinary Shares an amount equal to the aggregate paid-up capital for purposes of the Tax Act of the Company Shares immediately prior to the Amalgamation (less the paid-up capital of any Company Share held by Dissenting Shareholders, the SPAC, and any wholly-owned subsidiary of the SPAC, who do not exchange their Company Shares for SPAC Class A Ordinary Shares on the Amalgamation);

(vi) Amalco will add to its capital maintained in respect of the Amalco Shares an amount equal to the aggregate paid-up capital for purposes of the Tax Act of the Merger Sub Shares and the Company Shares immediately prior to the Amalgamation (less the paid-up capital of any Company Share held by Dissenting Shareholders who do not exchange their Company Shares for SPAC Class A Ordinary Shares on the Amalgamation) immediately prior to the Amalgamation; and

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(vii) Amalco will become a wholly-owned subsidiary of the SPAC.

(d) No fractional SPAC Class A Ordinary Share will be issued under the Amalgamation. Where the aggregate number of SPAC Class A Ordinary Shares to be issued to any Company Shareholder under the Amalgamation would result in a fraction of a SPAC Class A Ordinary Share being issuable, the number of SPAC Class A Ordinary Shares to be issued to such Company Shareholder shall be rounded down to the next whole number, and no cash or other consideration shall be paid or payable in lieu of such fraction of a SPAC Class A Ordinary Share.

(e) The Amalco Articles shall be substantially in the form attached hereto as Exhibit F.

1.2 Securities Certificates.

(a) At the Effective Time:

(i) subject to Section 1.1, the registered holders of Company Shares (other than Dissenting Shareholders, the SPAC, and any wholly-owned subsidiary of the SPAC) shall become the registered holders of the SPAC Class A Ordinary Shares to which they are entitled in accordance with the provisions of this Agreement;

(ii) direct registration statements evidencing an entitlement to SPAC Class A Ordinary Shares, issuable to each Company Shareholder will, as soon as practicable, but no later than five (5) Business Days following the Effective Date be forwarded by the transfer agent to that holder, at the address specified in the central securities register of the Company, by first class mail (postage prepaid);

(iii) the SPAC, as the registered holder of the Merger Sub Share, shall cease to be the holder of the Merger Sub Share and shall become the registered holder of the Amalco Shares to which it is entitled in accordance with the provisions of this Agreement, and such Amalco Shares will be issued to the SPAC on an uncertificated basis; and

(iv) all share certificates formerly representing the Merger Sub Share or Company Shares shall be deemed to be cancelled and any former non-certificated entry or position on the central securities register of Merger Sub and the Company shall be cancelled.

1.3 Effective Date. The Amalgamation shall be completed on the Effective Date and shall be effective at the Effective Time.

1.4 Effecting the Amalgamation. Subject to the rights of termination contained in this Agreement, upon the approval of the Company Common Shareholders and the Merger Sub Shareholder being obtained, and the other conditions contained in this Agreement being complied with or waived, the SPAC shall file a Notice of Alteration to effect the change of name of the SPAC to “Horizon Aircraft Ltd.” (or such other name as the Company may determine) and Merger Sub and the Company shall file the Amalgamation Application and deliver such other documents as may be required in order to effect the Amalgamation within two Business Days, or such other date as the Parties may agree.

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1.5 Name of Amalco. The Parties agree that the name of Amalco shall be such name as determined by the Company in its sole discretion.

1.6 Registered Office. The Parties agree that the address of the registered and records office of Amalco shall be Suite 2300, 550 Burrard Street, Vancouver, BC V6C 2B5.

1.7 Authorized Share Structure of Amalco. The Parties agree that Amalco shall be authorized to issue an unlimited number of common shares (being the Amalco Shares). At the Effective Time, the capital of Amalco in respect of its common shares in the records of Amalco for the Amalco Shares shall be equal to the capital attributed to the Company Shares and the Merger Sub Shares (less the capital of any Dissenting Shareholders who do not exchange their Company Shares for SPAC Class A Ordinary Shares on the Amalgamation).

1.8 Initial Director of Amalco. The Parties agree that, concurrently with the Closing of the Amalgamation, pursuant to the Amalgamation Application, the first director of Amalco shall be E. Brandon Robinson with a prescribed address of [                                                                    ], who shall hold office until the next annual meeting of Amalco or until his successor is duly elected or appointed.

1.9 Articles and Notice of Articles. The Notice of Articles of Amalco shall be in the form of the notice of articles forming part of the Amalgamation Application attached as Exhibit E and the Amalco Articles shall be substantially in the form attached as Exhibit F until repealed or amended in the normal manner provided for in the BCBCA.

1.10 Dissenting Shareholders. On the earlier of the Effective Date and the making of an agreement between any Dissenting Shareholder and the Company, as applicable, for the purchase of their Company Shares, a Dissenting Shareholder shall cease to have any rights as a shareholder of the Company, other than the right to be paid the fair value of the Dissenting Shareholder’s Company Shares in the amount agreed to. Notwithstanding anything in this Agreement to the contrary, Company Shares that are held by Dissenting Shareholders shall not be exchanged for SPAC Class A Ordinary Shares on the Effective Date as provided in Section 1.1(c) hereof. However, in the event that a Dissenting Shareholder fails to perfect or effectively withdraws the Dissenting Shareholder’s claim in accordance with the BCBCA or otherwise waives the Dissenting Shareholder’s right to make a claim in accordance with the BCBCA, the Dissenting Shareholder’s Company Shares, shall thereupon be deemed to have been exchanged for SPAC Class A Ordinary Shares on the basis set forth in Section 1.1(c) hereof.

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1.11 The Company Special Meeting.

(a) Subject to the terms of this Agreement and the provision of the SPAC Information, and provided that the Company does not seek approval of the Company Amalgamation Resolution by way of a written consent resolution of Company Shareholders, the Company shall convene and conduct the Company Special Meeting in accordance with the Company Governing Documents, applicable Laws as soon as reasonably practicable upon completion of the Company Information Circular, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Special Meeting without the prior written consent of the SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with the SPAC in fixing the record date for the Company Special Meeting and the date of the Company Special Meeting, give notice to the SPAC of the Company Special Meeting and allow the SPAC’s representatives and legal counsel to attend the Company Special Meeting. The Company shall use its commercially reasonable efforts to encourage holders of the Company Common Shares to vote in favour of the Company Amalgamation Resolution, including to take all action reasonably necessary or advisable to secure the approval of the Company Amalgamation Resolution.

(b) The Company shall provide the SPAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Amalgamation Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Amalgamation, (iii) the right to demand postponement or adjournment of the Company Special Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approval in respect of the Company Amalgamation Resolution; provided, that the Company Special Meeting, so postponed or adjourned, shall not be later than (A) five (5) Business Days prior to the Outside Date or (B) ten (10) days from the original date of the Company Special Meeting, and (iv) the right to review and comment on all communications sent to Company Shareholders in connection with the Company Special Meeting.

1.12 The Company Information Circular.

(a) In the event the Company seeks approval of the Company Amalgamation Resolution at a Company Special Meeting rather than by way of a written consent resolution, the Company shall promptly prepare and complete, in good faith consultation with the SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Special Meeting and the Amalgamation, and the Company shall promptly following the execution of this Agreement, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other person as required by applicable Law.

(b) The Company shall ensure that the Company Information Circular (i) complies with the Company Governing Documents, of applicable Law, (ii) does not contain any Misrepresentation, except with respect to the SPAC Information included in the Company Information Circular, which the SPAC will ensure does not contain a Misrepresentation, (iii) provides the Company Common Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Special Meeting and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(c) The Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes a statement that the board of directors of the Company has unanimously (i) determined that the Amalgamation is in the best interests of the Company and fair to the Company Shareholders and (ii) recommended that the Company Common Shareholders vote in favor of the Company Amalgamation Resolution.

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(d) The SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to the SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), and ensuring that the SPAC Information does not contain any Misrepresentation. The Company shall give the SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by the SPAC and its counsel, and agrees that all information relating to the SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to the SPAC.

(e) Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

(f) If the Company Information Circular requires the inclusion of, or the Company otherwise desires to include, any tax disclosure regarding the anticipated consequences of the transactions contemplated hereby to any Company shareholders, each Party shall use commercially reasonable efforts to deliver a “Tax Representation Letter,” containing customary representations of the applicable Party as shall be reasonably necessary or appropriate to enable outside legal counsel to prepare such disclosure, subject to customary assumptions and limitations, regarding the transactions contemplated by this Agreement.

1.13 Reserved.

1.14 Company Convertible Securities. The Company shall cause any other Company Convertible Security if not exercised or converted prior to the Effective Time, to be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into Company Shares.

1.15 Allocation Schedule.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the SPAC (and the SPAC shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Shareholder, (ii) the portion of the Exchange Consideration allocated to each Company Shareholder (being each such Company Shareholder’s “Pro Rata Share”), determined in the manner set forth herein, and (iii) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i) and (ii) is, and will be as of immediately prior to the Closing, true and correct in all respects and in accordance with the last sentence of this Section 1.15(a). The Company will review any comments to the Allocation Schedule provided by the SPAC or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by the SPAC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of SPAC Class A Ordinary Shares that each Company Shareholder will have a right to receive pursuant to the Amalgamation will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of SPAC Class A Ordinary Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares exceed the Exchange Consideration, and (C) the Allocation Schedule (and the calculations or determinations therein) shall be prepared in accordance with any applicable Law, the Company Governing Documents, the Company Shareholders Agreement, the Company Equity Plan and any other Contract to which the Company is a party or bound to the extent applicable thereto.

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(b) The SPAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, and other information set forth in the Allocation Schedule. None of the SPAC, the Exchange Agent and their respective Affiliates or Representatives shall have any liability to any Company Shareholder or any of its Affiliates for relying on the Allocation Schedule. The Allocation Schedule may not be modified after delivery to the SPAC except pursuant to a written instruction from the Company, with certification from an authorized representative of the Company that such modification is true and correct. The SPAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

1.16 Exchange Agent.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, the SPAC shall appoint an exchange agent reasonably acceptable (such acceptance, not to be unreasonably withheld, conditioned or delayed) to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Shares (“Company Certificates”) and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Closing, in either case, for the portion of the Exchange Consideration issuable in respect of such Company Shares pursuant to the Amalgamation and on the terms and subject to the other conditions set forth in this Agreement (less the Escrow Shares, which will be deposited in the Escrow Account in accordance with Section 1.21).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders.

(c) In accordance with the Amalgamation, the SPAC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 1.16 through the Exchange Agent, evidence of SPAC Class A Ordinary Shares in book-entry form representing the portion of the Exchange Consideration issuable pursuant to the Amalgamation (less the Escrow Shares, which will be deposited in the Escrow Account in accordance with Section 1.21).

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1.17 Withholding. Notwithstanding anything in this Agreement to the contrary, the SPAC, Amalco, the Company and the Exchange Agent shall be entitled to take such actions as are reasonably necessary to deduct or withhold (or cause to be deducted or withheld) from any amounts payable or otherwise deliverable to any Person pursuant to the Amalgamation or this Agreement such Taxes, source deductions and other amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Each of the SPAC, Amalco, the Company and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the SPAC, Amalco, the Company or the Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the SPAC, Amalco, the Company or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) to the extent permitted under applicable Tax Law.

1.18 Exchange Consideration. As consideration for the Amalgamation, the Company Shareholders collectively shall be entitled to receive from the SPAC, in the aggregate, a number of SPAC Class A Ordinary Shares (the “Exchange Consideration”) equal to the quotient derived from dividing (a) the difference of (i) Ninety-six Million U.S. Dollars ($96,000,000) minus (ii) the Closing Net Indebtedness by (b) the Redemption Price, provided, that the Exchange Consideration otherwise issuable to Company Shareholders is subject to:

(a) the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.21, and after the Closing is subject to adjustment in accordance with Section 1.20; and

(b) reduction by such number of additional number of SPAC Class A Ordinary Shares equal a maximum of the quotient derived from dividing (i) Eight Million U.S. Dollars ($8,000,000) by (ii) the Redemption Price (the “Incentive Shares”), provided such Incentive Shares are allotted and issued on or prior to the Closing Date to such third parties as the Company and the SPAC may agree (A) in connection with the Equity Financing; or (B) to one or more existing holders of SPAC Class A Ordinary Shares as an inducement for them not to proceed with a Redemption, all subject to compliance with applicable Law and any applicable stock exchange policies.

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1.19 Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the SPAC a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness as of the Reference Time, and the resulting Exchange Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Company, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Estimated Closing Statement to the SPAC, if requested by the SPAC, the Company will meet with the SPAC to review and discuss the Estimated Closing Statement and the Company will consider in good faith the SPAC’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and the SPAC both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

1.20 Exchange Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, the SPAC’s Chief Financial Officer shall deliver to the Sponsor a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Company as of the Reference Time and (ii) a good faith calculation of Closing Net Indebtedness as of the Reference Time, and the resulting Exchange Consideration using the formula in Section 1.18. The Closing Statement shall be prepared, and the Closing Net Indebtedness and the resulting Exchange Consideration and shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) After delivery of the Closing Statement, the Sponsor, the Company and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Company relating to the preparation of the Closing Statement. The Sponsor, the Company, and their respective Representatives on their behalves, may make inquiries of the Chief Financial Officer and related personnel and advisors of the SPAC and the Company regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the SPAC and the Company shall provide reasonable cooperation in connection therewith. If either the Sponsor or the Company (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the Chief Financial Officer of the SPAC and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Exchange Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Sponsor and the Company shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Sponsor and the Company do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.20(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the Sponsor and the Company, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that

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if the Independent Expert does not accept its appointment or if the Sponsor and the Company cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.20. The Parties acknowledge that any information provided pursuant to this Section 1.20 will be subject to the confidentiality obligations of Section 6.16.

(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.20 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.20(c). Each of the Sponsor and the Company agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the SPAC. Except as provided in the preceding sentence, all other costs and expenses incurred by the Sponsor in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Shareholders, and all other costs and expenses incurred by the Company in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Sponsor. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Sponsor and the Company to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Sponsor and the Company will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this this Section 1.20. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Sponsor and the Company will request that the Independent Expert’s determination be made within forty- five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Sponsor and the Company and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Exchange Consideration as finally determined in accordance with this Section 1.20, less (y) the Exchange Consideration that was issued at the Closing pursuant to the Estimated Closing Statement.

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(i) If the Adjustment Amount is a positive number, then the SPAC shall, within ten (10) Business Days after such final determination of the Exchange Consideration, issue to the Company Shareholders an additional number of shares of the SPAC Class A Ordinary Shares equal to the Adjustment Amount, with each Company Shareholder receiving its Pro Rata Share of such additional shares of the SPAC Class A Ordinary Shares. Such additional shares of the SPAC Class A Ordinary Shares shall be considered additional Exchange Consideration under this Agreement and, with respect to Significant Company Holders, “Restricted Securities” under the Lock-Up Agreements.

(ii) If the Adjustment Amount is a negative number, then the Sponsor and the Company shall, within three (3) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute to the SPAC a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) equal to the Adjustment Amount (with each Escrow Share valued at the Redemption Price). The SPAC will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. The Escrow Account shall be the sole source of recovery for any payments by the Company Shareholders under this Section 1.20(d), and the Company Shareholders shall not be required under this Section 1.20(d) to pay any amounts in excess of the Escrow Property in the Escrow Account at such time.

1.21 Escrow. At or prior to the Closing, the SPAC, the Company and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the SPAC and the Company (the “Escrow Agreement”), pursuant to which the SPAC shall issue to the Escrow Agent a number of SPAC Class A Ordinary Shares (with each share valued at the Redemption Price) equal to three percent (3%) of the Exchange Consideration (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Section 1.20 and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Company Shareholders pro-rata based on their respective pro-rata share of the Exchange Consideration. The Escrow Property shall serve as the sole source of payment for the obligations of the Company Shareholders under Section 1.20. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Exchange Consideration received by the Company Shareholders pursuant to Article I hereof.

1.22 Intended Tax Treatment. The Parties hereto intend that: (i) the SPAC Continuance be treated as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code and (ii) the SPAC be treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code (the foregoing, collectively, the “Intended Tax Treatment”). Each Party agrees to treat each of the SPAC Continuance as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code and the SPAC as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code, and to not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that such treatment is not correct, provided that no representation is made with respect to the U.S. federal income tax consequences of the transaction to any individual shareholder of any Party hereto. Each Party hereto shall act in a manner that is consistent with the Intended Tax Treatment, and shall not take any action, or knowingly fail to take any action, if such action or failure to act would reasonably be expected to prevent the Intended Tax Treatment. The Parties hereto shall cooperate with each other and their respective legal counsel to document and support the Intended Tax Treatment of the transactions contemplated by this Agreement, including providing factual support letters and customary tax representations to legal counsel.

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ARTICLE II

CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically on a date and at a time to be agreed upon by the SPAC and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date or time as the SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except as set forth in (i) the disclosure schedules delivered by the SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the SPAC Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Article III to which the relevance of such disclosure is reasonably apparent on its face) or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the SPAC represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

3.1 Organization and Standing. As of the date of this Agreement, and prior to the SPAC Continuance, the SPAC is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the Laws of Cayman Islands. The SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The SPAC is not in violation of any provision of its Organizational Documents in any material respect.

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3.2 Authorization; Binding Agreement. The SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the SPAC’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the SPAC in accordance with the SPAC’s Organizational Documents, all applicable Law or any Contract to which the SPAC or any of its shareholders is a party or by which it or its securities are bound, and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby, other than the SPAC Continuance. This Agreement has been, and each Ancillary Document to which the SPAC is a party shall be when delivered, duly and validly executed and delivered by the SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The SPAC’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement, the SPAC Continuance and the Amalgamation and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the SPAC and its shareholders, (ii) approved this Agreement, the SPAC Continuance and the Amalgamation and the other transactions contemplated by this Agreement in accordance with the applicable provisions of the Companies Law, (iii) directed that this Agreement be submitted to the SPAC’s shareholders for adoption and (iv) resolved to recommend that the SPAC’s shareholders approve and adopt this Agreement.

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or from any Governmental Authority, on the part of the SPAC is required to be obtained or made in connection with the execution, delivery or performance by the SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by the SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, including in connection with the SPAC Continuance, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the SPAC.

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3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by the SPAC of the transactions contemplated hereby and thereby, and compliance by the SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the SPAC, or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the SPAC.

3.5 Capitalization.

(a) The SPAC is authorized to issue 100,000,000 Class A ordinary shares, par value $0.0001 per share, 10,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Companies Law, the SPAC’s Organizational Documents or any Contract to which the SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws.

(b) The SPAC does not have any Subsidiaries, other than Merger Sub, or own any equity interests in any other Person other than Merger Sub.

(c) Except as set forth in Schedule 3.5(a), there are no (i) outstanding options, warrants, puts, calls, convertible securities, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the SPAC or (B) obligating the SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the SPAC to repurchase, redeem or otherwise acquire any shares of the SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which the SPAC is a party with respect to the voting of any shares of the SPAC.

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(d) All Indebtedness of the SPAC as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of the SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the SPAC or (iii) the ability of the SPAC to grant any Lien on its properties or assets.

(e) Since the date of formation of the SPAC, and except as contemplated by this Agreement, the SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and the SPAC Financials.

(a) The SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR, the SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the SPAC’s annual reports on Form 10-K for each fiscal year of the SPAC beginning with the first year the SPAC was required to file such a form, (ii) the SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that the SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of the SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a- 14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the SPAC, as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports, and none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the SPAC Public Units, the SPAC Ordinary Shares and the SPAC Public Warrants are listed on Nasdaq, (B) the SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of the SPAC, threatened against the SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) The financial statements and notes of the SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) U.S. GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the SPAC Financials, the SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with U.S. GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with U.S. GAAP that have been incurred since the SPAC’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the SPAC Financials as of the date of such SPAC Financials.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the SPAC has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since February 9, 2023, not been subject to a Material Adverse Effect on the SPAC.

3.8 Compliance with Laws. The SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect on the SPAC, and the SPAC has not received written notice alleging any violation of applicable Law in any material respect by the SPAC. The SPAC is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and the SPAC has not previously received any subpoenas from any Governmental Authority.

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3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the SPAC, threatened, material Action to which the SPAC is subject which would reasonably be expected to have a Material Adverse Effect on the SPAC. There is no material Action that the SPAC has pending against any other Person. The SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The SPAC holds all material Permits and Contracts necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or Consent or for such Permit or Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the SPAC.

3.10 Taxes and Returns.

(a) The SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with U.S. GAAP. The SPAC has complied in all material respects with all applicable Laws relating to Taxes. Schedule 3.10(a) sets forth each jurisdiction where the SPAC files or is required to file a Tax Return, and no claims have ever been made by any Governmental Authority that the SPAC is or may be subject to Tax in a jurisdiction where the SPAC does not file Tax Returns. To the Knowledge of the SPAC, there is no basis for a claim that the SPAC is subject to Tax in a jurisdiction in which it does not file Tax Returns. There are no audits, examinations, investigations or other proceedings pending against the SPAC in respect of any Tax, and the SPAC has not been notified in writing of any proposed Tax claims or assessments against the SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with U.S. GAAP or are immaterial in amount). There are no Tax deficiencies that have been claimed, proposed, or asserted in writing against the SPAC that have not been fully paid or finally settled and there are no discussions, audits, asserts or claims now pending, or, to the Knowledge of the SPAC, threatened, in respect of Taxes due from or with respect to the SPAC. There are no Liens with respect to any Taxes upon any of the SPAC’s assets, other than Permitted Liens. The SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(c) Since the completion of the re-domicile of the SPAC as a Cayman Islands exempted company on October 14, 2022 and through the completion of the transactions contemplated by this Agreement, the SPAC has been and will be classified as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code.

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(d) To the Knowledge of the SPAC, there are no facts or circumstances that would reasonably be expected to prevent the Amalgamation from qualifying for the Intended Tax Treatment.

3.11 Employees and Employee Benefit Plans. The SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. The SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The SPAC does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the SPAC as its business is currently conducted, any acquisition of material property by the SPAC, or restricts in any material respect the ability of the SPAC to engage in business as currently conducted by it or compete with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against the SPAC and, to the Knowledge of the SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of the SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the SPAC under any SPAC Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the SPAC and any (a) present or former director, officer or employee or Affiliate of the SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the SPAC’s outstanding capital stock as of the date hereof.

3.15 Investment Company Act. The SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

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3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the SPAC, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the SPAC.

3.17 Certain Business Practices.

(a) Neither the SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of the SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the SPAC with respect to any of the foregoing is pending or, to the Knowledge of the SPAC, threatened.

(c) None of the SPAC or any of its directors or officers, or, to the Knowledge of the SPAC, any other Representative acting on behalf of the SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the SPAC has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the SPAC relating to the SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the SPAC. The SPAC has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the SPAC.

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3.19 SPAC Trust Account. As of March 31, 2023, the Trust Account has a balance of no less than $118.4 million. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their SPAC Ordinary Shares pursuant to the SPAC Memorandum and Articles of Association (or in connection with an extension of the SPAC’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

3.20 Independent Investigation. The SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The SPAC acknowledges and agrees that:

(a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and

(b) none of the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the SPAC pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

4.1 Organization and Standing. Merger Sub is a company incorporated and subsisting under the laws of the Province of British Columbia and has all requisite corporate power and capacity to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed to do business in each jurisdiction in which its ownership of property or the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Merger Sub has heretofore made available to the Company true, accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

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4.2 Authorization; Binding Agreement. Merger Sub has all requisite corporate power and capacity to execute and deliver this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Merger Sub is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate actions and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which Merger Sub is, or is contemplated to be, a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Merger Sub is, or is contemplated to be, a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Merger Sub, is required to be obtained or made in connection with the execution, delivery or performance by Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

4.4 Non-Contravention. The execution and delivery by Merger Sub of this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party, the consummation by Merger Sub of the transactions contemplated hereby and thereby, and compliance by Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, including waiting periods, approvals, clearances, required antitrust filings or orders required under Antitrust Laws, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract of Merger Sub, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not been and would not reasonably be expected to be, individually or in the aggregate, material to Merger Sub or prevent Merger Sub to consummate the transactions contemplated by this Agreement.

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4.5 Ownership. As of the date hereof, the SPAC is the sole owner of all the equity interests of Merger Sub. Prior to giving effect to the transactions contemplated by this Agreement, Merger Sub does not have any Subsidiaries or own any equity interest in any other Person.

4.6 Activities of Merger Sub. Since its incorporation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby, and, other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

4.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the SPAC, Merger Sub or the Company or any of their respective Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Article V to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to the SPAC, as of the date hereof and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

5.1 Organization and Standing. The Company is a company continued and subsisting under the Laws of the Province of British Columbia and has all requisite corporate power and capacity to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing (x) in the jurisdiction in which it is incorporated or registered and (y) in each other jurisdiction where it does business or operates to the extent that the character of the property owned or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except as for clause (y) above, where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 5.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to the SPAC accurate and complete copies of its Organizational Documents, as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

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5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and capacity to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the BCBCA, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (b) other than the Required Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Amalgamation and the other transactions contemplated hereby are in the best interests of, the Company and its shareholders, (ii) approved this Agreement and the Amalgamation and the other transactions contemplated by this Agreement in accordance with the BCBCA, (iii) directed that this Agreement be submitted to the Company Common Shareholders for adoption and (iv) resolved to recommend that the Company Common Shareholders approve and adopt this Agreement. The Voting Agreements delivered by the Company include holders of Common Company Shares whose votes attached to such Common Shares represent at least the minimum amount of votes to obtain the Required Company Shareholder Approval, and such Voting Agreements are in full force and effect.

5.3 Capitalization.

(a) The Company is authorized to issue (i) an unlimited number of Class A Common Shares, of which 6,012,391 Class A Common Shares are issued and outstanding, (ii) an unlimited number of Class B Common Shares, of which 1,258,344 Class B Common Shares are issued and outstanding, and (iii) an unlimited number of Class C Common Shares, of which 200,000 Class C Common Shares are issued and outstanding. The issued and outstanding Company Securities are as set forth in Schedule 5.3(a), along with the registered holders thereof, all of which Company Securities have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the BCBCA, any other applicable Law, the Company Governing Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding Company Securities were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Shares are as stated in the Company Governing Documents and as provided by the BCBCA.

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(b) As of the date hereof, the Company has reserved 693,265 Company Common Shares for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Stock Option Plan, which was duly adopted by the Company’s board of directors. The Company has furnished to the SPAC complete and accurate copies of the Company Stock Option Plan and forms of agreements used thereunder. Other than as set forth on Schedule 5.3(b), there are no Company Convertible Securities, or pre-emptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s Common Shares. Except as set forth in the Company Governing Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 5.3(b), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since April 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its Company Shares and has not repurchased, redeemed or otherwise acquired any Company Shares, and the board of directors of the Company has not authorized any of the foregoing.

5.4 Subsidiaries. The Company does not have any Subsidiaries or own any equity interests in any Person.

5.5 Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

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5.6 Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Governing Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (v) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract except as has not been and would not reasonably be expected to be have a Material Adverse Effect on the Company.

5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the audited financial statements of the Company (including any related notes thereto), consisting of the balance sheets of the Company as of May 31, 2023 (the “Balance Sheet Date”) and May 31, 2022, and the related audited income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended (the “Audited Annual Financials”). True and correct copies of the Company Financials have been provided to the SPAC. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with U.S. GAAP, consistently applied throughout and among the periods involved, (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of each the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has been not subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, neither the Company or nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

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(c) The Company has no Indebtedness other than the Indebtedness set forth on Schedule 5.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 5.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its properties or assets.

(d) Except as set forth on Schedule 5.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with applicable GAAP or IFRS), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Company that were delivered by or on behalf of the Company to the SPAC or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, since June 1, 2018, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the SPAC.

5.9 Compliance with Laws. Since June 1, 2018, the Company is not or has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since June 1, 2018, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected.

5.10 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted; to own, lease and operate its assets and properties; and to market and sell its products (collectively, the “Company Permits”). The Company has made available to the SPAC true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 5.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

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5.11 Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 5.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to the SPAC true, correct and complete copies of, each Contract that is in effect on the date of this Agreement to which the Company is a party or by which the Company, or any of its properties or assets, are bound or affected, and has provided written summaries of any oral Contracts (each Contract required to be set forth on Schedule 5.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

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(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $250,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(viii) is with any Top Supplier;

(ix) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(x) is between the Company and any directors, officers or employees of the Company (other than employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Company to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than any manager, director or officer of the Company) with a power of attorney;

(xiv) (A) pursuant to which the Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case, that are material to the business of, or that are material in amount to the Company, or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar preferential rights with respect to any Company Product or any Intellectual Property that is material to the business of the Company;

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(xv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to the Company;

(xvi) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvii) is otherwise material to the Company and not described in clauses (i) through (xvi) above.

(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

5.13 Transactions with Affiliates. Schedule 5.13 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Company and any (a) present or former director, officer or employee of the Company, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Company’s outstanding Common Shares as of the date hereof; and all of such Contracts and arrangements were entered into at arm’s length.

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5.14 Intellectual Property.

(a) Schedule 5.14(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 5.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, owned or held for use by the Company, and previously used or held for use by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each named inventor. Except as set forth on Schedule 5.14(a)(ii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.

(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses the Company. The Company IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending to the Knowledge of the Company, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind, to the Knowledge of the Company. The Company is not party to any Contract that requires it to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

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(c) Schedule 5.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all material obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor, to the Knowledge of the Company, is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict its rights to use, transfer, license or enforce any Intellectual Property owned by it, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, nor has it in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or otherwise in connection with the conduct of the business of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or non-disclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the SPAC true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company are obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s commercially reasonable efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

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(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Company’s collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise all of its rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

5.15 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal, provincial, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

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(d) There are no Liens with respect to any Taxes upon any of the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(i) The Company has no Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(j) The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not and has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

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(l) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Amalgamation from qualifying for the Intended Tax Treatment.

5.16 Real Property. Schedule 5.16 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the Company’s business, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own nor has it ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.17 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Two Hundred Thousand Dollars ($200,000) is set forth on Schedule 5.17, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.17, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of other Persons, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

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5.18 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet of the Company as of the Balance Sheet Date and (d) Liens set forth on Schedule 5.18. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the Company’s business, and taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted.

5.19 Employee Matters.

(a) Except as set forth in Schedule 5.19(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.19(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(b) Except as set forth in Schedule 5.19(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 5.18(b), there are no Actions pending or threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c) Schedule 5.19(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending May 31, 2023. Except as set forth on Schedule 5.19(c), the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 5.19(c), each Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the SPAC by the Company.

(d) Schedule 5.19(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.19(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 5.19(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the SPAC by the Company. For the purposes of applicable Law, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

5.20 Benefit Plans. The Company is not party to or bound by any Benefit Plan other than the Canada Pension Plan and the Ontario Health Insurance Plan, and workplace safety and compensation insurance provided under applicable Law.

5.21 Environmental Matters. Except as set forth in Schedule 5.21:

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

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(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the SPAC all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

5.22 Transactions with Related Persons. Except as set forth on Schedule 5.22, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.22, the Company has no Contract or other arrangement or commitment outstanding with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any material receivable or other obligation from a Related Person, and the liabilities of the Company do not include any material payable or other obligation or commitment to any Related Person.

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5.23 Insurance.

(a) Schedule 5.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the SPAC. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company does not have any self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 5.23(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past five (5) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years preceding the date hereof, the Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

5.24 Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

5.25 Top Suppliers. Schedule 5.25 lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on May 31, 2023, the ten (10) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers are good commercial working relationships and (i) no Top Supplier within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of the Company with any Top Supplier.

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5.26 Certain Business Practices.

(a) Neither the Company, nor to the Knowledge of the Company, any of its Representatives acting on its behalf in carrying out or representing the business of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Corruption of Foreign Public Officials Act (Canada) or the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company, nor any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) Since June 1, 2018, the operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of its directors or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company does not carry on business in any country sanctioned by OFAC.

5.27 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

5.28 Finders and Brokers. Except as set forth in Schedule 5.28, the Company has not incurred nor will it incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.29 Compliance with Aviation Laws.

(a) Except as would not have a Material Adverse Effect, the Company (i) is in compliance with all applicable aviation Laws (such Laws, collectively, the “Aviation Laws”), (ii) has not violated, to the Knowledge of the Company been subject to an investigation with respect to, or made voluntary disclosures with respect to potential violations of any Aviation Laws since July 1, 2018, and (iii) has not been cited by any Governmental Authority for any material discrepancies or violations during inspections or audits since June 1, 2018.

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(b) The Company does not own or lease any aircraft other than two sub-scale, remotely piloted aircraft, which are owned by the Company (collectively the “Aircraft”).

(c) To the Knowledge of the Company, each current employee of the Company currently providing any flight, operation or handling of the Aircraft has all material required Licenses, certifications, training and competencies to provide such flight, operation or handling of the Aircraft.

(d) The Company has all permits, certificates, licences and authorizations, including, but not limited to, a Special Flight Operations Certificate from Transport Canada, necessary for the Company to conduct the business now conducted by it in all jurisdictions in which it carries on business and that are material to the conduct of the business of the Company.

(e) The Company has not been warned or cited by any aeronautical authority in Canada for the unlawful or unauthorized use, operation, certification or registration of any bicycle hoover craft, aviation hoover craft, aviation product or service in connection therewith, whether undergoing testing, experimental or commercial development conditions for use in airspace regulated by such authority for violation of national or regional civil aviation regulations, certificates or laws.

5.30 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the SPAC, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the SPAC for such purpose. The Company acknowledges and agrees that:

(a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and

(b) neither the SPAC nor any of its Representatives have made any representation or warranty as to the SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

5.31 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the SPAC or its Affiliates.

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5.32 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company, the Company Security Holders, the Company Shares, the business of the Company, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC, or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the Company’s business.

ARTICLE VI

COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause its Representatives to give, the SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the SPAC or its Representatives may reasonably request regarding the Company and its business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the SPAC and its Representatives in their investigation; provided, however, that the SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

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(b) During the Interim Period, subject to Section 6.16, the SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the SPAC or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the SPAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the SPAC or any of its Subsidiaries.

6.2 Conduct of Business of the Company.

(a) Unless the SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.2, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

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(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than ten percent (10%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with Canadian GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

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(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with Canadian GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company) not in excess of $250,000 individually or $500,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) not referenced in another subsection of this Section 6.2(b) in excess of $500,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company other than this Agreement or any of the Ancillary Documents;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

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(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

The Company shall notify the SPAC in writing of any such actions taken in accordance with the foregoing proviso and shall use commercially reasonable efforts to mitigate any negative effects of such actions on the business of the Company, in consultation with the SPAC whenever practicable.

6.3 Conduct of Business of the SPAC.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.3, the SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the SPAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict the SPAC from extending, in accordance with the SPAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the SPAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of the SPAC securities issuable upon conversion or exchange of outstanding the SPAC securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

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(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent the SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the SPAC Continuance and Amalgamation and the other transactions contemplated by this Agreement (including the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $2,000,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with U.S. GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the SPAC;

(vii) terminate, waive or assign any material right under any SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with U.S. GAAP and after consulting the SPAC’s outside auditors;

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(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the SPAC or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Continuance and the Amalgamation);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of the SPAC Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

The SPAC shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use commercially reasonable efforts to mitigate any negative effects of such actions on the SPAC and its Subsidiaries.

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6.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period, the Company shall deliver to the SPAC an unaudited income statement and an unaudited balance sheet of the Company for the period from the Balance Sheet Date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with Canadian GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the SPAC copies of any audited financial statements of the Company that the Company’s certified public accountant may issue.

6.5 SPAC Public Filings. During the Interim Period, the SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the SPAC Public Units, the SPAC Ordinary Shares and the SPAC Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the SPAC Ordinary Shares and the SPAC Public Warrants.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving the SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

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(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of the SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of the SPAC (other than to engage in the Amalgamation in accordance with Section 1.1), communicate such information to any third party, take any other action with respect to the SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense subject to the final sentence of Section 6.9(a), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10 Tax Matters. None of the Parties shall, and each of the Parties shall cause their respective Subsidiaries not to, knowingly take any action, or knowingly fail to take any action, that would reasonably be expected to cause the Amalgamation to fail to qualify for the Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by a Law or by a “determination” within the meaning of Section 1313(a) of the Code, shall report, for U.S. federal income Tax purposes, the transactions contemplated by this Agreement in a manner consistent with the Intended Tax Treatment. This Agreement is and is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 368 of the Code and the Treasury Regulations promulgated thereunder with respect to the SPAC Continuance. If (i) either Party requests a Tax opinion or (ii) in connection with the preparation and filing of the Registration Statement, or any other filing, the SEC requests or requires that any Tax opinion be prepared and submitted in connection with such filing, each Party shall use commercially reasonable efforts to deliver a “Tax Representation Letter,” containing customary representations of the applicable Party and reasonably acceptable to such Party, as shall be reasonably necessary or appropriate to enable Nelson Mullins Riley & Scarborough LLP to render any opinion or advice, subject to customary assumptions and limitations, regarding the Intended Tax Treatment and the ownership and disposition of the SPAC Class A Ordinary Shares following the Closing and to enable Dorsey & Whitney LLP to render any opinion or advice, subject to customary assumptions and limitations, regarding the U.S. federal income tax consequences of the Amalgamation to the Company Shareholders.

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6.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Company and the SPAC shall jointly prepare, and the SPAC shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the SPAC Class A Ordinary Shares, the SPAC Public Warrants and the SPAC Class B Ordinary Shares to be issued or deemed to be issued pursuant to the SPAC Continuance and under this Agreement as the Exchange Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the SPAC shareholders for the matters to be acted upon at the SPAC Special Meeting and providing the Public Shareholders an opportunity in accordance with the SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Ordinary Shares redeemed (the “Redemption”) in conjunction with the stockholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC shareholders to vote at a special meeting of the SPAC shareholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (i) the SPAC Continuance, (ii) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Amalgamation, by the holders of SPAC Ordinary Shares in accordance with the SPAC’s Organizational Documents, the Securities Act, the Companies Law, the BCBCA and the rules and regulations of the SEC and Nasdaq, (iii) the adoption and approval of a new equity incentive plan in form and substance reasonably acceptable to the Parties, and which will provide for awards for a number of SPAC Class A Ordinary Shares equal to ten percent (10%) of the aggregate number of SPAC Class A Ordinary Shares issued and outstanding immediately after the Closing (giving effect to the Redemption, any Equity Financing and the Amalgamation), (iv) the appointment of the members of the Post-Closing Board in accordance with Section 6.18 hereof, (v) such other matters as the Company and the SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the SPAC Continuance and the Amalgamation and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “SPAC Shareholder Approval Matters”), and (vi) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of the SPAC. If on the date for which the SPAC Special Meeting is scheduled, the SPAC has not received proxies representing a sufficient number of shares to obtain the Required the SPAC Shareholder Approval, whether or not a quorum is present, the SPAC may make one or more successive postponements or adjournments of the SPAC Special Meeting. In connection with the Registration Statement, the Company will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC’s Organizational Documents, the Securities Act, applicable Law and the rules and regulations of the SEC and Nasdaq. The Company shall cooperate and provide the SPAC (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and the Company shall consider any such comments timely made in good faith. The Company shall provide the SPAC with such information concerning the Company and its shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) The Company and the SPAC shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Special Meeting and the Redemption. Each of the SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The SPAC shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Company Shareholders and SPAC shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents; provided, however, that the Company shall not amend or supplement the Registration Statement without prior consultation with the Company as is reasonable under the circumstances.

(c) The Company and the SPAC, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The SPAC shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the SPAC or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Company shall consider any such comments timely made in good faith under the circumstances.

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(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the SPAC and the Company shall distribute the Registration Statement to the SPAC’s shareholders and the Company Shareholders, and, pursuant thereto, shall call the SPAC Special Meeting in accordance with the Securities Act for a date no later than forty-five (45) days following the effectiveness of the Registration Statement.

(e) The Company and the SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, their respective Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Special Meeting and the Redemption.

6.13 Company Shareholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of the Company Common Shareholders or otherwise solicit written consents in order to obtain the Required Company Shareholder Approval (the “Company Special Meeting”), and the Company shall use its commercially reasonable efforts to solicit from the Company Common Shareholders proxies in favor of the Required Company Shareholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting Agreements.

6.14 Continuance. Prior to Closing, SPAC shall cause the SPAC Continuance to occur. In connection with the SPAC Continuance, (i) each SPAC Class A Ordinary Share and each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the SPAC Continuance shall continue to represent one SPAC Class A Ordinary Share or SPAC Class B Ordinary Share, respectively, and (ii) each SPAC Warrant that is outstanding immediately prior to the SPAC Continuance shall, from and after the SPAC Continuance, shall continue to represent the right to purchase one SPAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the Warrant Agreement.

6.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) The Parties shall mutually agree upon, and as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement, assuming that the Signing Filing is provided to the Company for its review on the date of the execution of this Agreement). The Parties shall mutually agree upon the Closing to issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.16 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the SPAC or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without the SPAC’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide the SPAC to the extent legally permitted with prompt written notice of such requirement so that the SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 6.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the SPAC waives compliance with this Section 6.16(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the SPAC or destroy (at the SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b) The SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that it, or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.17 Documents and Information. After the Closing Date, the SPAC and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the SPAC’s Representatives during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice.

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6.18 Post-Closing Board of Directors and Executive Officers. The Parties shall take all necessary action, including causing the Company’s directors to resign, so that effective as of the Closing, the Company’s board of directors (the “Post-Closing Board”) will consist of five (5) individuals. At the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Board, three (3) persons designated prior to the Closing by the Company, at least two (2) of whom is required to qualify as independent directors under Nasdaq rules; one (1) person designated prior to the Closing by the SPAC; and one (1) person mutually agreed on prior to the Closing by the Company and the SPAC who is required to qualify as an independent director under Nasdaq rules. At or prior to the Closing, the Company will provide each member of the Post-Closing Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such member of the Post-Closing Board.

6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the SPAC (the “D&O Indemnified Persons”) as provided in its Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the SPAC, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Company shall cause the Organizational Documents of the Company and Merger Sub to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Company and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 6.19 shall survive the consummation of the SPAC Continuance and the Amalgamation and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) At Closing, the Company shall, or shall cause the SPAC (at the Company’s expense), to obtain and maintain, a “tail” insurance policy that provides coverage for up to a six- year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

6.20 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any Equity Financing proceeds, shall first be used to pay (i) the SPAC’s accrued Expenses, (ii) the SPAC’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iii) any loans owed by the SPAC to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the SPAC or Extension Expenses and (iv) any other Liabilities of the SPAC as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the SPAC’s Securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Company.

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6.21 Roadshow Presentations. If requested by the SPAC, the Company shall, and shall cause its respective Representatives to, use their respective reasonable commercial efforts to engage with investors as reasonably directed by the SPAC (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the SPAC).

6.22 Equity Financing. During the Interim Period, the Parties shall work together in good faith with respect to raising and securing the Equity Financing and shall mutually agree on the processes related to the Equity Financing, including with respect to the price and allocation thereof, strategy, marketing materials and overall outreach.

6.23 Fairness Opinion. If necessary by SEC or Nasdaq rules, regulations or guidance prior to the date of effectiveness of the Registration Statement (in the opinion of the SPAC counsel), the Parties will use commercially reasonable efforts to obtain a third party valuation or fairness opinion from a third-party financial advisor selected by the SPAC supporting the terms of the Business Combination hereunder. The Company will provide commercially reasonable support and documentation to assist and facilitate the acquisition of such valuation or fairness opinion.

ARTICLE VII
NO SURVIVAL

7.1 No Survival. Representations and warranties of the Company and the SPAC contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the SPAC pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the SPAC and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the SPAC or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the SPAC in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Amalgamation and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of the SPAC at the SPAC Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the SPAC at the SPAC Special Meeting in accordance with the SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

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(b) Required Company Shareholder Approval. The receipt of Company Shareholder approval of the Company Amalgamation Resolution to be subject at the Company Shareholder Meeting or by way of written consents representing the requisite vote of the Company Shareholders (including any separate class or series vote that is required, whether pursuant to the Company Governing Documents, any shareholder agreement or otherwise) shall have been obtained, as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Amalgamation (the “Required Company Shareholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(e) shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any proceeds from the Equity Financing, the Company shall have net tangible assets of at least $5,000,001.

(h) Appointment to the Board. The members of the Post-Closing Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.18.

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(j) Nasdaq Listing. The shares of the SPAC Class A Ordinary Shares issued as Exchange Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.

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(k) SPAC Continuance. The SPAC Continuance shall have been consummated.

8.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Amalgamation and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the SPAC and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the SPAC.

(b) Agreements and Covenants. Each of the SPAC and Merger Sub shall have performed in all material respects all of the SPAC’s obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No SPAC Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the SPAC or the Merger Sub since the date of this Agreement which is continuing and uncured.

(d) Equity Financing. There shall be an amount that is at least $5,000,000, after payment of all of the SPAC’s transaction expenses, represented by (i) cash in the Trust Account (after giving effect to Redemptions), (ii) proceeds from the Initial Investments, (iii) amounts committed or available under any Equity Financing, and (iv) any grants and other non-dilutive financing that are executed and consummated prior to the Closing.

(e) Closing Deliveries.

(i) OFFICER CERTIFICATE. The SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(ii) SECRETARY CERTIFICATE. The SPAC shall have delivered to the Company a certificate executed by the SPAC’s and Merger Sub’s secretary or other executive officer certifying as to, and attaching, (A) copies of the SPAC’s and Merger Sub’s Organizational Documents as in effect as of the Closing Date (after giving effect to the SPAC Continuance), (B) the resolutions of the SPAC’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the SPAC or Merger Sub is or is required to be a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the SPAC is or is required to be a party or otherwise bound.

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(iii) GOOD STANDING. The SPAC shall have delivered to the Company a certificate of good standing for the SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the SPAC’s jurisdiction of organization and from each other jurisdiction in which the SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) REGISTRATION RIGHTS AGREEMENT. The Company shall have received a copy of the Registration Rights Agreement, duly executed by the SPAC.

(v) ESCROW AGREEMENT. The Company shall have received a copy of the Escrow Agreement, duly executed by the Escrow Agent and the SPAC.

8.3 Conditions to Obligations of the SPAC. In addition to the conditions specified in Section 8.1, the obligations of the SPAC to consummate the Amalgamation and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) OFFICER CERTIFICATE. The SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

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(ii) SECRETARY CERTIFICATE. The Company shall have delivered to the SPAC a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Amalgamation and the other transactions contemplated hereby and thereby, and recommending the approval and adoption of the same by the Company Common Shareholders, (C) evidence that the Required Company Shareholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) GOOD STANDING. The Company shall have delivered to the SPAC a certificate of good standing for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the British Columbia Registrar of Companies and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) CERTIFIED CHARTER. The Company shall have delivered to the SPAC a corporate certificate certifying the Notice of Articles for the Company, as in effect as of immediately prior to the Effective Time, certified by an applicable Governmental Authority as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) EMPLOYMENT AGREEMENTS. The SPAC shall have received employment agreements, in each case effective as of the Closing, in the form and substance reasonably acceptable to the SPAC and the counterparty thereto, between each of the persons set forth Schedule 8.3(d)(v) hereto and the Company or the SPAC, as noted in Schedule 8.3(d)(v), with each such employment agreement duly executed by the parties thereto.

(vi) NON-COMPETITION AND NON-SOLICITATION AGREEMENTS. The SPAC shall have received non-competition and non-solicitation agreements, in each case effective as of the Closing, in the form and substance reasonably acceptable to the SPAC and the counterparty thereto, from each of Company Significant Shareholders, with each such agreement duly executed by the parties thereto.

(vii) LOCK-UP AGREEMENT. The Company shall have delivered to the SPAC copies of the Lock-up Agreement duly executed by the Significant Company Holders.

(viii) COMPANY CONVERTIBLE SECURITIES. The SPAC shall have received evidence reasonably acceptable to the SPAC that the Company shall have converted, terminated, extinguished and cancelled in full any outstanding Company Convertible Securities, convertible debt or commitments therefor.

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(ix) Resignations. Subject to the requirements of Section 6.18, the SPAC shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the SPAC prior to the Closing.

(x) TERMINATION OF CERTAIN CONTRACTS. The SPAC shall have received evidence reasonably acceptable to the SPAC that the Contracts involving the Company and/or Company Security Holders or other Related Persons set forth on Schedule 8.3(d)(x) shall have been terminated with no further obligation or Liability of the Company thereunder.

(xi) FAIRNESS OPINION. If and only if necessary by SEC or Nasdaq rules, regulations or guidance prior to effectiveness of the Registration Statement (in the opinion of counsel), the SPAC shall have obtained a third party fairness opinion or valuation.

(xii) REGISTRATION RIGHTS AGREEMENT. The SPAC shall have received a copy of the Registration Rights Agreement, duly executed by the Company.

(xiii) ESCROW AGREEMENT. The SPAC shall have received a copy of the Escrow Agreement, duly executed by the Escrow Agent and the Company.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Company Shareholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX

TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the SPAC and the Company;

(b) by written notice by the SPAC or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by February 14, 2024 (the “Outside Date”) (provided, that if the SPAC seeks and obtains an Extension, the SPAC shall have the right by providing written notice thereof to the Company to extend the Outside Date for up to the period ending on the last date for the SPAC to consummate its Business Combination pursuant to such Extension; provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

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(d) by written notice by the Company to the SPAC, if (i) there has been a material breach by the SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the SPAC or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the SPAC to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the SPAC is in material uncured breach of this Agreement;

(f) by written notice by the SPAC to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the SPAC to the Company;

(g) by written notice by the Company to the SPAC, if there shall have been a Material Adverse Effect on the SPAC following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the Company to the SPAC;

(h) by written notice by either the SPAC or the Company to the other, if the SPAC Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the SPAC’s stockholders have duly voted, and the Required SPAC Shareholder Approval was not obtained or if the Required SPAC Shareholder Approval was not obtained for any other reason; and

(i) by written notice by the SPAC to the Company if a fairness opinion or third party valuation is required under Section 6.23 and the SPAC is unable to obtain such opinion or valuation supporting the terms contemplated hereunder after commercially reasonable best efforts by the SPAC to obtain such opinion or valuation.

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9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.14, 6.16, 9.3, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Fees and Expenses. Subject to Section 10.1 and the last sentence of this Section 9.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination.

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ARTICLE X

WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that the SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC’s public stockholders (including overallotment shares acquired by the SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the SPAC’s Organizational Documents to extend the SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the SPAC fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes, and (d) to the SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of the SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the SPAC or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the SPAC or its Affiliates). The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC and its Affiliates to induce the SPAC to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the SPAC or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative (on behalf of the Company Shareholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event the SPAC or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the SPAC or Merger Sub at or prior to the Closing, to.

Pono Capital Three, Inc.

4348 Waialae Ave., #632

Honolulu, Hawaii 96816

Attn: Dustin Shindo

Telephone No.: (808) 892-6611

E-mail: dshindo@ponocorp.com

with a copy (which will not constitute notice) to.

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW,

Suite 900 Washington, DC 20001

Attn: Andrew Tucker, Esq., Peter

Strand Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com;

peter.strand@nelsonmullins.com

If to the Company or to the SPAC after the Closing, to.	with a copy (which will not constitute notice) to.

Horizon Aircraft	Gowling WLG (Canada) LLP
3187 Highway 35	345 King Street West, Suite 600
Lindsay, Ontario	Kitchener, ON N2G 0C5
K9V 4R1	Attn: Todd Bissett
Attn: E. Brandon Robinson	Telephone: (519) 571-7612 Facsimile No.: (519) 576-6030 E-mail: Todd.Bissett@ca.gowlingwlg.com

11.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the SPAC and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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11.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the Province of British Columbia applicable in that Province. Without prejudice to the ability of any Party to enforce this Agreement in any other proper jurisdiction, each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia to determine all issues, whether at law or in equity, arising from this Agreement. To the extent permitted by applicable Law, each of the Parties:

(a) irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this agreement in the courts of that Province, or that the subject matter of this agreement may not be enforced in those courts;

(b) irrevocably agrees not to seek, and waives any right to, judicial review by any court that may be called upon to enforce the judgment of the courts referred to in this section 5(g), of the substantive merits of any suit, action or proceeding; and

(c) to the extent that party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, irrevocably waives that immunity in connection with its obligations under this agreement. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.5 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

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11.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the SPAC and the Company.

11.9 Waiver. The SPAC on behalf of itself and its Affiliates, the Company on behalf of itself, its Affiliates and the Company Shareholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Sponsor.

11.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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11.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with applicable GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s stockholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the SPAC its stockholders under the Securities Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the SPAC and its Representatives and the SPAC and its Representatives have been given access to the electronic folders containing such information.

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11.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.13 Legal Representation. The Parties agree that, notwithstanding the fact that Nelson Mullins may have, prior to Closing, jointly represented the SPAC and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the SPAC, Sponsor and/or their Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Nelson Mullins will be permitted in the future, after Closing, to represent the Sponsor, or its Affiliates in connection with matters in which such Persons are adverse to the SPAC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Merger Sub, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of the Sponsor, or its Affiliates in which the interests of such Person are adverse to the interests of the SPAC, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Nelson Mullins of the SPAC or the Sponsor, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by the SPAC or the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the SPAC or any of its Affiliates (including, after the Effective Time, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with applicable GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Company Financials.

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“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the SPAC prior to the Closing.

“Amalco” means the company to be constituted upon completion of the Amalgamation.

“Amalco Articles” means the articles of Amalco substantially in the form attached hereto as Exhibit F.

“Amalco Share” means the common shares in authorized share structure of Amalco as constituted on completion of the Amalgamation.

“Amalgamating Companies” means, collectively, the Company and Merger Sub.

“Amalgamation” means the amalgamation of the Amalgamating Companies pursuant to this Agreement and in accordance with the BCBCA.

“Amalgamation Application” means the amalgamation application in respect of the Amalgamation required by section 275(1)(a) of the BCBCA to be filed with the Registrar substantially in the form attached hereto as Exhibit E, together with any changes to that application as permitted under this Agreement or as agreed to by the Amalgamating Companies.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“BCBCA” means the Business Corporations Act (British Columbia), as now in effect and as it may be amended from time to time prior to the Effective Date.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

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“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Toronto, Ontario are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and Toronto, Ontario are generally open for use by customers on such day.

“Canadian GAAP” means Canadian generally accepted accounting principles, consistently applied.

“Certificate of Amalgamation” means the Certificate of Amalgamation issued in respect of the formation of Amalco upon completion of the Amalgamation.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Company on hand or in bank accounts, including deposits in transit, minus the amount of outstanding and unpaid cheques issued by or on behalf of the Company as of such time.

“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Company, less (ii) the Closing Company Cash.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company” means Robinson Aircraft Ltd.

“Company Amalgamation Resolution” means the special resolution of the holders of the Company Common Shares approving the Amalgamation and the adoption of this Agreement, substantially in the form attached hereto as Exhibit “G”.

“Company Common Shares” means the Class A Common Shares without par value in the authorized share structure of the Company and the Class B Common Shares without par value in the authorized share structure of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Dissent Rights” means the rights of dissent of Company Shareholders in respect of the Amalgamation Resolution under section 238 of the BCBCA.

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“Company Governing Documents” means the notice of articles and articles of the Company, as amended and effective under the Laws of British Columbia.

“Company Non-Voting Shares” means the Class C Common Shares without par value in the authorized share structure of the Company.

“Company Product” means each product candidate, product or platform that is being or has been researched, tested, developed, manufactured, distributed, sold, promoted, advertised or marketed by or on behalf of the Company.

“Company Securities” means, collectively, the Company Shares and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shares” means any of the Company Common Shares and the Company Non-Voting Shares.

“Company Shareholders” means, collectively, the holders of Company Shares.

“Company Special Meeting” means the special meeting of the holders of the Company Common Shares to be held to consider, and if thought fit, to approve, the Amalgamation Resolution.

“Company Stock Option Plan” means the Company’s incentive stock option plan.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Dissenting Shareholder” means a Company Shareholder exercising its Company Dissent Rights pursuant to the BCBCA with respect to the Amalgamation.

“Effective Date” means the date of the Amalgamation as set forth in the Certificate of Amalgamation.

“Effective Time” means the effective time of the Amalgamation set forth in the Certificate of Amalgamation.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended and all the regulations and guidance published thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

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“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi- governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means International Financial Reporting Standards established by the International Accounting Standards Board, consistently applied.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with applicable GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter agreement dated February 9, 2023 to the SPAC from the Sponsor and other parties, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the SPAC with the SEC on February 14, 2023.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of the SPAC Public Units pursuant to the IPO Prospectus.

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“IPO Prospectus” means the final prospectus of the SPAC, dated as of February 9, 2023, and filed with the SEC on February 10, 2023 (File No. 333-268283).

“IPO Underwriter” means EF Hutton, a division of Benchmark Investments, LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of its executive officers and directors, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under applicable GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster, COVID and other pandemics; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vi) with respect to the SPAC, the consummation and effects of the SPAC Continuance or the Redemption (or any redemption in connection with an Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the SPAC, the amount of the Redemption (or any redemption in connection with an Extension, if any) or the failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the SPAC.

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“Merger Sub” means Pono Three Merger Acquisitions Corp., a wholly owned subsidiary of the SPAC.

“Merger Sub Share” means the common share in the authorized share structure of Merger Sub as presently constituted.

“Merger Sub Shareholder” means the SPAC, as the sole holder of the Merger Sub Share.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, articles, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

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“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Redemption Price” means an amount equal to the price at which each share of the SPAC Ordinary Shares is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing and prior to the applicable redemption or conversion).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by the SPAC hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit D hereto.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

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“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Shareholder who (i) is an executive officer or director of the Company or (ii) owns more than five percent (5%) of the issued and outstanding Company Shares.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Class A Ordinary Share” means the Class A ordinary shares, par value $0.0001 per share, of the SPAC.

“SPAC Class B Ordinary Share” means the Class B ordinary shares, par value $0.0001 per share, of the SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning the SPAC or any of its Representatives; provided, however, that the SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the SPAC or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, the SPAC Confidential Information will include the confidential or proprietary information of the Company.

“SPAC Continuance” means the continuance of the SPAC from the Cayman Islands in accordance with Part XII of the Cayman Islands Companies Law (2020 Revision), to the Province of British Columbia under the BCBCA.

“SPAC Memorandum and Articles of Association” means the Second Amended and Restated Memorandum and Articles of Association of the SPAC, dated February 9, 2023.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, collectively.

“SPAC Preferred Shares” means preferred shares, par value $0.0001 per share, of the SPAC.

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“SPAC Private Units” means the units issued by the SPAC in a private placement to the Sponsor at the time of the consummation of the IPO consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Private Warrant.

“SPAC Private Warrants” means one whole warrant, which was included in as part of each SPAC Private Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Public Units” means the units issued in the IPO (including overallotment units acquired by the SPAC’s underwriter) consisting of one (1) SPAC Class A Ordinary Share and one SPAC Public Warrant.

“SPAC Public Warrants” means one whole warrant, which was included in as part of each SPAC Public Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Ordinary Shares, the SPAC Preferred Shares and the SPAC Warrants, collectively.

“SPAC Units” means SPAC Private Units and SPAC Public Units, collectively.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Sponsor” means Mehana Capital LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Act” means the Income Tax Act (Canada), as it may be amended from time to time and any successor thereto including the regulations promulgated thereunder.

“Tax Return” means any return, declaration, report, designation, election, undertaking, waiver, notice, filing, statement, form, certificate, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

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“Taxes” means (a) all direct or indirect federal, state, provincial, local, municipal, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of the SPAC Ordinary Shares are actually traded on the principal securities exchange or securities market on which the SPAC Ordinary Shares are then traded.

“Transaction Expenses” means all fees and expenses of the Company incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at or after the Closing pursuant to any agreement to which the Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on the SPAC, Merger Sub or the Company in connection with the Amalgamation or the other transactions contemplated by this Agreement.

“Trust Account” means the trust account established by the SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

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“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 9, 2023, as it may be amended, by and between the SPAC and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States of America.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Acquisition Proposal	6.6(a)	D&O Tail Insurance	6.19(b)
Agreement	Preamble	DOT	5.29(a)
Aircraft	5.29(b)	Effective Time	Article XII
Alternative Transaction	6.6(a)	Enforceability Exceptions	3.2
Antitrust Laws	6.9(b)	Environmental Permits	5.21(a)
Audited Annual Financials	5.7(a)	Escrow Account	1.21
Aviation Laws	5.29(a)	Escrow Agent	1.21
Balance Sheet Date	5.7(a)	Escrow Agreement	1.21
Business Combination	10.1	Escrow Property	1.21
Closing	2.1	Escrow Shares	1.21
Closing Date	2.1	Environmental Permits	5.21(a)
Closing Filing	6.15(b)	Exchange Agent	1.16(a)
Closing Press Release	6.15(b)	Expenses	9.3
Company	Preamble	Extension	6.3(a)
Company Disclosure Schedules	Article V	Extension Expenses	6.3(a)(iii)
Company Financials	5.7(a)	FAA	5.7(a)
Company IP	5.14(d)	Federal Securities Laws	6.7
Company IP Licenses	5.14(a)	Incentive Shares	1.18(b)
Company Material Contracts	5.12(a)	Interim Balance Sheet Date	5.7(a)
Company Permits	5.10	Interim Period	6.1(a)
Company Personal Property Leases ..	5.17	Lock-Up Agreement	Recital N
Company Real Property Leases	5.16	Merger Sub	Preamble
Company Registered IP	5.14(a)	Nelson Mullins	2.1
Controlled Person	Article X	OFAC	3.17(c)
D&O Indemnified Persons	6.19(a)	Off-the-Shelf Software	5.14(a)

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Term	Section	Term	Section
Outbound IP License	5.14(c)	Signing Press Release	6.15(b)
Outside Date	9.1(b)	SPAC	Preamble
Party(ies)	Preamble	SPAC Disclosure Schedules	Article III
Post-Closing Board	6.18	SPAC Financials	3.6(b)
Proxy Statement	6.12(a)	SPAC Material Contract	3.13(a)
Public Certifications	3.6(a)	SPAC Shareholder Approval Matters	6.12(a)
Public Shareholders	10.1	SPAC Special Meeting	6.12(a)
Redemption	6.12(a)	SPAC Support Agreement	Recital K
Registration Statement	6.12(a)	Top Suppliers	5.25
Related Person	5.22	Voting Agreements	Recital J
Released Claims	10.1
Required Company Shareholder
Approval	8.1(b)
Required SPAC Shareholder
Approval	8.1(a)
SEC Reports	3.6(a)
Signing Filing	6.15(b)

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IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The SPAC:

PONO CAPITAL THREE, INC.

By:	/s/ Davin Kazama
Name:	Davin Kazama
Title:	Chief Executive Officer

The Company:

ROBINSON AIRCRAFT LTD.

By:	/s/ E. Brandon Robinson
Name:	E. Brandon Robinson
Title:	CEO

Merger Sub:

PONO THREE MERGER
ACQUISITIONS CORP.

By:	/s/ Davin Kazama
Name:	Davin Kazama
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Voting Agreement

(Attached)

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of August 15, 2023 (this “Agreement”), by and among Pono Capital Three, Inc., a Cayman Islands exempted company (the “SPAC”), Robinson Aircraft Ltd., a British Columbia company (the “Company”), and each of the shareholders of the Company whose names appear on the signature pages of this Agreement (each, a “Company Shareholder” and, collectively, the “Company Shareholders”). SPAC, the Company and each Company Shareholder may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, contemporaneously with the execution of this Agreement, SPAC, the Company, Pono Three Merger Acquisitions Corp., a British Columbia company and a wholly- owned subsidiary of the SPAC (“Merger Sub”), and certain other persons are entering into that certain Business Combination Agreement (the “BCA”), pursuant to which, subject to the terms and conditions thereof, SPAC will redomesticate and continue as a British Columbia company, and Merger Sub will amalgamate with the Company, with the amalgamated company a wholly-owned subsidiary of the SPAC (the “Amalgamation”), and with the Company’s shareholders receiving Class A Ordinary shares of the post-redomesticated SPAC;

WHEREAS, as of the date hereof, each Company Shareholder owns of record the number of equity securities of the Company as set forth opposite such Company Shareholder’s name on Exhibit A hereto (all such securities and any underlying securities of the Company of which ownership of record or the power to vote is hereafter acquired by the Company Shareholders prior to the termination of this Agreement being referred to herein as the “Securities”); and

WHEREAS, in order to induce the SPAC, Merger Sub, and the Company to enter into the BCA, the Company Shareholders are executing and delivering this Agreement to the SPAC and the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of the Company Shareholders (severally and not jointly), the SPAC and the Company hereby agrees as follows:

1. Agreement to Vote. Each Company Shareholder, by this Agreement, with respect to its Securities, severally and not jointly, hereby agrees (and agrees to execute such documents and certificates evidencing such agreement as the SPAC may reasonably request in connection therewith), if (and only if) the Approval Condition (as defined below) shall have been satisfied, to vote, at any meeting of the members of the Company, and in any action by written consent of the members of the Company, all of such Company Shareholder’s Securities (a) in favor of the approval and adoption of the BCA, the transactions contemplated by the BCA and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the shareholders of the Company, (c) in favor of the approval and adoption of the new equity incentive plan (as contemplated by the BCA) and (d) against any action, agreement or transaction (other than the BCA or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the transactions contemplated by the BCA from being consummated. Each Company Shareholder acknowledges receipt and review of a copy of the BCA. For purposes of this Agreement, “Approval Condition” shall mean that (i) the BCA and the transactions as set forth therein shall have been approved by the Board of Directors of the Company and such approval shall not have been withdrawn and (ii) the BCA shall not have been amended or modified to change the Exchange Consideration payable under the BCA to the Company Shareholders.

2. Transfer of Securities. Except as may be required by or permitted in the BCA, each Company Shareholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Securities or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Securities (unless the transferee agrees to be bound by this Agreement), or (d) take any action that would have the effect of preventing or disabling the Company Shareholder from performing its obligations hereunder.

3. Representations and Warranties. Each Company Shareholder, severally and not jointly, represents and warrants for and on behalf of itself to the SPAC as follows:

(a) The execution, delivery and performance by such Company Shareholder of this Agreement and the consummation by such Company Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law (with this and any other defined term used herein without definition having the meaning as given in the BCA) or other Order applicable to such Company Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Securities (other than pursuant to this Agreement, the BCA or transfer restrictions under applicable securities laws or the Organizational Documents of the Company or such Company Shareholder) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Company Shareholder’s Organizational Documents if such Company Shareholder is an entity.

(b) Such Company Shareholder owns of record and has good, valid and marketable title to the Securities set forth opposite the Company Shareholder’s name on Exhibit A free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of such Company Shareholder) and has the sole power (as currently in effect) to vote and the full right, power and authority to sell, transfer and deliver such Securities, and such Company Shareholder does not own, directly or indirectly, any other Securities.

(c) Such Company Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement, and that this Agreement has been duly authorized, executed and delivered by such Company Shareholder.

4. Termination. This Agreement and the obligations of the Company Shareholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms; or (c) the mutual agreement of the SPAC and the Company. Upon termination or expiration of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any Party from liability for any willful breach of this Agreement occurring prior to such termination of this Agreement.

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5. Miscellaneous.

(a) Except as otherwise provided herein, in the BCA or in any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice in accordance with this Section 5(b)):

If to the SPAC, to:

Pono Capital Three, Inc.
4348 Waialae Ave., #632
Honolulu, Hawaii 96816
Attn: Dustin Shindo
Telephone No.: (808) 892-6611
E-mail: dshindo@ponocorp.com

with a copy, which shall not constitute notice, to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew Tucker, Esq., Peter Strand
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com; peter.strand@nelsonmullins.com

If to the Company, to:

Horizon Aircraft
3187 Highway 35
Lindsay, Ontario
K9V 4R1
Attn: E. Brandon Robinson
E-mail: brandon@horizonaircraft.com

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with a copy, which shall not constitute notice, to:

Gowling WLG (Canada) LLP
345 King Street West, Suite 600
Kitchener, ON N2G 0C5
Attn: Todd Bissett
Telephone: (519) 571-7612
Facsimile No.: (519) 576-6030

E-mail: Todd.Bissett@ca.gowlingwlg.com

If to a Company Shareholder, to the address set forth for such Company Shareholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the BCA and the Ancillary Documents constitute the entire agreement among the Parties and the other parties thereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and undertakings, both written and oral, among the Parties and the other parties thereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of each of the Parties, and any attempt to do so without such consent shall be void ab initio.

(e) This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Company Shareholder shall be liable for the breach of this Agreement by any other Company Shareholder.

(f) The Parties agree that irreparable damage may occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, this Agreement, when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with any such Order.

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(g) This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the Province of British Columbia applicable in that Province. Without prejudice to the ability of any Party to enforce this Agreement in any other proper jurisdiction, each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia to determine all issues, whether at law or in equity, arising from this Agreement. To the extent permitted by applicable Law, each of the Parties:

(i) irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this agreement in the courts of that Province, or that the subject matter of this agreement may not be enforced in those courts;

(ii) irrevocably agrees not to seek, and waives any right to, judicial review by any court that may be called upon to enforce the judgment of the courts referred to in this section 5(g), of the substantive merits of any suit, action or proceeding; and

(iii) to the extent that party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, irrevocably waives that immunity in connection with its obligations under this agreement.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each Party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon any Company Shareholder until such time as the BCA is executed by each of the parties thereto.

(k) If, and as often as, there are any changes in the Company or the Company Shareholder’s Securities by way of equity split, dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Shareholder and its Securities as so changed.

(l) Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph 5(l).

[Signatures appear on following pages]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PONO CAPITAL THREE, INC.

By:

Name:

Title:

ROBINSON AIRCRAFT LTD.

By:

Name:

Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY SHAREHOLDERS

Shareholder Name:

By:

Name:

Title:
(if applicable)

Address for Notices:

Email:

[Signature Page to Voting Agreement]

EXHIBIT A

THE COMPANY SHAREHOLDERS

Company Shareholder	Company Securities
Ecomm Link Ltd.	1,070,600 Voting A Common 125,000 Voting B Common
Robinson Family Ventures Inc.	2,745,326 Voting A Common
Astro Aerospace Ltd.	2,196,465 Voting A Common
Robert Blair Robinson	75,000 Voting B Common
Michael Lush	399,984 Voting B Common
Kirk Creelman	118,160 Voting B Common
Stewart Lee	136,200 Voting B Common 160,000 Non-Voting Common
Peter Ferreira	125,000 Voting B Common
Jason O’Neill	279,000 Voting B Common
Gurcharan Bhogal	40,000 Non-Voting Common

Exhibit B

Form of the SPAC Support Agreement

(Attached)

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of August 15, 2023 (this “Agreement”), by and among MEHANA CAPITAL LLC, a Delaware limited liability company (“Supporter”), Pono Capital Three, Inc., a Cayman Islands exempted company (“SPAC”), and Robinson Aircraft Ltd. d/b/a Horizon Aircraft (the “Company”). Terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA (as defined below).

WHEREAS, contemporaneously with the execution of this Agreement, SPAC, the Company, Pono Three Merger Acquisitions Corp., a British Columbia company and a wholly- owned subsidiary of the SPAC (“Merger Sub”), and certain other persons are entering into that certain Business Combination Agreement (the “BCA”), a copy of which has been made available to Supporter and pursuant to which, subject to the terms and conditions thereof, SPAC will redomesticate and continue as a British Columbia company, and Merger Sub will amalgamate with the Company, with the amalgamated company a wholly-owned subsidiary of the SPAC (the “Amalgamation”), and with the Company’s shareholders receiving shares of the post-redomestication SPAC’s common stock;

WHEREAS, as of the date hereof, Supporter owns 5,500,997 ordinary shares of SPAC (all such SPAC ordinary shares and any shares of SPAC ordinary shares of which ownership of record or the power to vote is hereafter acquired by Supporter prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce the Company and SPAC to enter into the BCA, Supporter is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Supporter, the Company, and SPAC hereby agree as follows:

1. Agreement to Vote. Supporter, with respect to the Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as SPAC and/or the Company may reasonably request in connection therewith) to vote at any meeting of the stockholders of SPAC, and in any action by written consent of the stockholders of SPAC, to approve the BCA, all of the Shares (a) in favor of the approval and adoption of the BCA, the transactions contemplated by the BCA and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the stockholders of SPAC (including the SPAC Shareholder Approval Matters), (c) in favor of the approval and adoption of the new equity incentive plan, (d) for the appointment, and designation of classes, of the members of the Post-Closing Board and (e) against any action, agreement or transaction (other than the BCA or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SPAC under the BCA or that would reasonably be expected to result in the failure of the transactions contemplated by the BCA from being consummated. Supporter acknowledges receipt and review of a copy of the BCA.

2. Transfer of Shares. Supporter agrees that it shall not, directly or indirectly, except as otherwise contemplated pursuant to the BCA, (a) sell, assign, transfer (including by operation of law), redeem, lien, pledge, distribute, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law), redemption or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement) or (d) take any action that would have the effect of preventing or disabling Supporter from performing its obligations hereunder.

3. Waiver. Supporter hereby waives (and agrees to execute such documents or certificates evidencing such waiver as SPAC and/or the Company may reasonably request) any adjustment to the conversion ratio set forth in the SPAC Memorandum and Articles of Association or any other anti-dilution or similar protection with respect to the Shares (whether resulting from the transactions contemplated hereby, by the BCA or any Ancillary Document or by any other transaction consummated in connection with the transactions contemplated hereby and thereby).

4. Representations and Warranties. Supporter represents and warrants for and on behalf of itself to SPAC and the Company as follows:

(a) The execution, delivery and performance by Supporter of this Agreement and the consummation by Supporter of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to Supporter, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of Supporter) or (iv) conflict with or result in a breach of or constitute a default under any provision of Supporter’s Organizational Documents.

(b) Supporter owns of record and has good, valid and marketable title to the Shares free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of Supporter) and has the sole power (as currently in effect) to vote and has the full right, power and authority to sell, transfer and deliver such Shares, and Supporter does not own, directly or indirectly, any other Shares.

(c) Supporter has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by Supporter.

5. Termination. This Agreement and the obligations of Supporter under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the BCA in accordance with its terms; and (c) the mutual agreement of the Company and SPAC. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

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6. Miscellaneous.

(a) Except as otherwise provided herein or in the BCA or any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to the SPAC or Supporter, to:

Pono Capital Three, Inc.
4348 Waialae Ave., #632
Honolulu, Hawaii 96816
Attn: Dustin Shindo
Telephone No.: (808) 892-6611
E-mail: dshindo@ponocorp.com

with a copy, which shall not constitute notice, to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew Tucker, Esq., Peter Strand
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com; peter.strand@nelsonmullins.com

If to the Company, to:

Horizon Aircraft
3187 Highway 35
Lindsay, Ontario
K9V 4R1
Attn: E. Brandon Robinson
E-mail: brandon@horizonaircraft.com

with a copy, which shall not constitute notice, to:

Gowling WLG (Canada) LLP
345 King Street West, Suite 600
Kitchener, ON N2G 0C5
Attn: Todd Bissett
Telephone: (519) 571-7612
Facsimile No.: (519) 576-6030
E-mail: Todd.Bissett@ca.gowlingwlg.com

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(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the BCA and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g) This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the Province of British Columbia applicable in that Province. Without prejudice to the ability of any Party to enforce this Agreement in any other proper jurisdiction, each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia to determine all issues, whether at law or in equity, arising from this Agreement. To the extent permitted by applicable law, each Party:

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(i) irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this agreement in the courts of that Province, or that the subject matter of this agreement may not be enforced in those courts;

(ii) irrevocably agrees not to seek, and waives any right to, judicial review by any court that may be called upon to enforce the judgment of the courts referred to in this section 6(g), of the substantive merits of any suit, action or proceeding; and

(iii) to the extent that party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, irrevocably waives that immunity in connection with its obligations under this Agreement.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon Supporter until such time as the BCA is executed by each of the parties thereto.

(k) If, and as often as, there are any changes in SPAC or the SPAC ordinary shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, Supporter and the Shares as so changed.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPAC:

PONO CAPITAL THREE, INC.

By:
Name:	Dustin Shindo
Title:	Chief Executive Officer

COMPANY:

ROBINSON AIRCRAFT LTD.

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SUPPORTER:

MEHANA CAPITAL LLC

By:
Name:	Dustin Shindo
Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

Exhibit C

Form of Lock-Up Agreement

(Attached)

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of August 15, 2023, by and between (i) Pono Capital Three, Inc., a Cayman Islands exempted company (the “Company”), (ii) Mehana Capital LLC (the “Sponsor”), and (iii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the BCA (as defined herein). Company, Sponsor and Holder may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, contemporaneously with the execution of this Agreement, the Company, Robinson Aircraft Ltd. d/b/a Horizon Aircraft (“Horizon”), Pono Three Merger Acquisitions Corp., a British Columbia company and a wholly-owned subsidiary of the Company (“Merger Sub”), and certain other persons are entering into that certain Business Combination Agreement (the “BCA”), pursuant to which, subject to the terms and conditions thereof, the Company will redomesticate and continue as a British Columbia company, and Merger Sub will amalgamate with Horizon, with the amalgamated company a wholly-owned subsidiary of the Company (the “Amalgamation”), and with Horizon’s shareholders receiving shares of the post-redomestication Company’s common stock (the “Company Class A Ordinary Shares”);

WHEREAS, immediately prior to the Closing, Holder is a holder of Horizon Shares and upon the Closing, Holder will be a holder of Company Class A Ordinary Shares; and

WHEREAS, pursuant to the BCA, and in view of the valuable consideration to be received by Holder thereunder, the Parties desire to enter into this Agreement, pursuant to which the Company Class A Ordinary Shares (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period commencing from the Closing and ending on the earlier of (x) the six month anniversary of the date of the Closing, (y) if the reported last sale price of the Company Class A Ordinary Shares equals or exceeds US $12.00 per share (as adjusted for share splits, share dividends, right issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one-hundred and fifty (150) days after the Closing, and (z) the date after the Closing on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their common stock of the Company for cash, securities or other property (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing restrictions shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below) or (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (2) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (3) if Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) in the case of an entity, partners, members, managers, investment managers or stockholders of such entity that receive such transfer as a distribution, (5) to any affiliate of Holder, (6) any charitable foundation controlled by the undersigned, its members or stockholders or any of their respective immediate family, (7) any transferee to satisfy any U.S. federal, state, or local income tax obligations of a Holder (or its direct or indirect owners) arising from such Holder’s ownership (including prior to and after the Business Combination) of the Restricted Securities or any interests in the Company, in each case solely and to the extent necessary to cover any tax liability as a direct result of such ownership of the Restricted Securities or any interests in the Company, and (8) any transferee whereby there is no change in beneficial ownership. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period except in compliance with the foregoing restrictions.

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(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF AUGUST 15, 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities.

2. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party or thereto or a successor or permitted assign of such a Party.

(c) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the Province of British Columbia applicable in that Province. Without prejudice to the ability of any Party to enforce this Agreement in any other proper jurisdiction, each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia to determine all issues, whether at law or in equity, arising from this Agreement. To the extent permitted by applicable Law, each Party:

(i)	irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this agreement in the courts of that Province, or that the subject matter of this agreement may not be enforced in those courts;

(ii)	irrevocably agrees not to seek, and waives any right to, judicial review by any court that may be called upon to enforce the judgment of the courts referred to in this section 2(c), of the substantive merits of any suit, action or proceeding; and

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(iii)	to the extent that party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, irrevocably waives that immunity in connection with its obligations under this Agreement.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(d).

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile, email or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company, to:

Horizon Aircraft
3187 Highway 35
Lindsay, Ontario
K9V 4R1
Attn: E. Brandon Robinson
E-mail: brandon@horizonaircraft.com

with a copy, which shall not constitute notice, to:

Gowling WLG (Canada) LLP
345 King Street West, Suite 600
Kitchener, ON N2G 0C5
Attn: Todd Bissett
Telephone: (519) 571-7612
Facsimile No.: (519) 576-6030
E-mail: Todd.Bissett@ca.gowlingwlg.com

and:

Mehana Capital LLC
4348 Waialae Ave., #632 Honolulu, Hawaii 96816
Attn: Dustin Shindo
Telephone No.: (808) 892-6611
E-mail: dshindo@ponocorp.com

and:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900 Washington, DC 20001
Attn: Andrew Tucker, Esq., Peter Strand, Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: peter.strand@nelsonmullins.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

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(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company, Sponsor and Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of the Company. The Parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions or other authorizations under this Agreement on behalf of the Company, including enforcing the Company’s rights and remedies under this Agreement, or providing any waivers with respect to the provisions hereof, shall solely be made, taken and authorized by the majority of the Company’s disinterested directors (the “Disinterested Directors”). In the event that the Company at any time does not have any Disinterested Directors, so long as Holder has any remaining obligations under this Agreement, the Company will promptly appoint one in connection with this Agreement. Without limiting the foregoing, in the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of the Company or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of the Company or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the Company may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the BCA or any Ancillary Document or under the Insider Letter. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

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(l) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n) Effectiveness. This Agreement shall be binding upon the Holder upon the Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of the Amalgamation. In the event that the BCA is validly terminated in accordance with its terms prior to the consummation of the Amalgamation, this Agreement shall automatically terminate and become null and void, and the Parties shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

PONO CAPITAL THREE, INC.

By:
Name:
Title:

Sponsor:

MEHANA CAPITAL LLC

By:
Name:
Title:

{Additional Signature on the Following Page}

{Signature Page to Lock-Up Agreement}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:
Name:
Title:

Number of Horizon Shares:

Horizon Shares:

Address for Notice:

Email:

{Signature Page to Lock-Up Agreement}

Exhibit D

Form of Registration Rights Agreement

(Attached)

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2023 by and among (i) Robinson Aircraft Ltd. d/b/a Horizon Aircraft., a British Columbia company (“Horizon”), (ii) Pono Capital Three, Inc., a Cayman Islands exempted company (including its successors by continuance, the “Company”), (iii) Mehana Capital LLC, a Delaware limited liability company (the “Sponsor”), (iv) the executive officers and directors of the Company as of immediately prior to the consummation of the transactions contemplated by the BCA (as defined below) (with such executive officers and directors, together with Sponsor, the “Sponsor Parties”) and (v) the undersigned parties listed under Investor on the signature page hereto (each such party, together with the Sponsor Parties and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, an “Investor” and collectively the “Investors”).

WHEREAS, contemporaneously with the execution of this Agreement, the Company, Horizon, Pono Three Merger Acquisitions Corp., a British Columbia company and a wholly-owned subsidiary of the Company (“Merger Sub”), and certain other persons are entering into that certain Business Combination Agreement (the “BCA”), a copy of which has been made available to Investor and pursuant to which, subject to the terms and conditions thereof, the Company will redomesticate and continue as a British Columbia company, and Merger Sub will amalgamate with Horizon, with the amalgamated company a wholly-owned subsidiary of the Company (the “Amalgamation”), and with Horizon’s shareholders receiving shares of the post-redomesticated Company’s common stock (the “Shares”);

WHEREAS, in connection with the Closing, the Investors will enter into a lock-up agreement with the Company and Sponsor (as amended from time to time in accordance with the terms thereof, a “Lock-Up Agreement”), pursuant to which the Investors will agree not to transfer the Shares received as Exchange Consideration for a certain period of time after the Closing as stated in the Lock-Up Agreement; and

WHEREAS, in connection with the Placement Unit Purchase Agreement between the Company and Sponsor, dated as of February 9, 2023, Sponsor acquired 565,375 private placement units of the Company, consisting of 565,375 Company Common Shares (as such term is defined herein) and 565,375 redeemable private placement warrants, each exercisable for one Company Common Share for $11.50 per share (the “SPAC Warrants”);

WHEREAS, the Sponsor Parties are acquiring Company Common Shares (including the Company Common Shares issued or issuable upon the exercise of any other equity security issued to the Sponsor Parties pursuant to the terms of the BCA and upon conversion of the Company’s Class B ordinary shares) on or about the date hereof pursuant to the terms of the BCA;

WHEREAS, in connection with the transactions contemplated by the BCA, the Company and the Investors desire to enter into this Agreement, pursuant to which the Company shall grant the Investors certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the BCA. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Closing” is defined in the recitals to this Agreement.

“Company” is defined in the recitals to this Agreement and shall include the Company’s successors by merger, acquisition, continuance, reorganization or otherwise.

“Company Common Shares” means Class A ordinary shares, par value US$0.0001 per share, of the Company, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Founder Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of February 9, 2023, by and among the Company, Sponsor and certain holders listed thereto.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investors” is defined in the preamble to this Agreement, and includes any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement and the Lock-Up Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Lock-Up Agreement” is defined in the recitals to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.4.

“Merger Agreement” is defined in the recitals to this Agreement.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Pro Rata” is defined in Section 2.1.4.

“Proceeding” is defined in Section 6.9.

“Register,” “Registered” and “Registration” mean a registration or offering effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registrable Securities” means (a) any outstanding Company Common Shares or other equity securities of the Company held by an Investor immediately following the Closing Date, (b) any Company Common Shares issued to an Investor pursuant to the terms of the BCA (including the Company Common Shares issued or issuable upon the exercise of any other equity security issued to an Investor pursuant to the terms of the BCA), (c) the SPAC Warrants (including any Company Common Shares issued or issuable upon the exercise of any SPAC Warrants) and (d) any other equity security of the Company issued or issuable with respect to the securities referred to in the foregoing clauses (a) through (c) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities are freely saleable under Rule 144 without volume limitations; or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. Notwithstanding anything to the contrary contained herein, securities shall only be “Registrable Securities” under this Agreement if they are held by an Investor or a transferee of an Investor permitted under this Agreement and the Lock-Up Agreement.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Short Form Registration” is defined in Section 2.3.

“Specified Courts” is defined in Section 6.9.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to this Section 2.1.1 and Section 2.4, at any time and from time to time after the Closing, Sponsor or Investors holding a majority-in-interest of the Registrable Securities then issued and outstanding may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Within thirty (30) days following receipt of any request for a Demand Registration, the Company will notify all other Investors holding Registrable Securities of the demand, and each Investor holding Registrable Securities who wishes to include all or a portion of such Investor’s Registrable Securities in the Demand Registration (each such Investor including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the Investor of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of three (3) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities.

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2.1.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the SEC with respect to such Demand Registration has been declared effective and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the SEC or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Demanding Holder to include its Registrable Securities in such registration shall be conditioned upon such Demanding Holder’s participation in such underwritten offering and the inclusion of such Demanding Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwritten offering by a majority-in-interest of the Investors initiating the Demand Registration and reasonably acceptable to the Company.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises the Company and the Demanding Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Company Common Shares or other securities which the Company desires to sell and the Company Common Shares or other securities, if any, as to which Registration by the Company has been requested pursuant to written contractual piggy-back registration rights held by other security holders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders and the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing (all pro rata in accordance with the number of securities that each applicable Person has requested be included in such registration, regardless of the number of securities held by each such Person, as long as they do not request to include more securities than they own (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) the Registrable Securities of Investors as to which registration has been requested pursuant to Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Company Common Shares or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities. In the event that Company securities that are convertible into Company Common Shares are included in the offering, the calculations under this Section 2.1.4 shall include such Company securities on an as-converted to Company Common Shares basis.

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2.1.5 Withdrawal. A Demanding Holder may withdraw all or any portion of their Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the Demand Registration Statement. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration in such event, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. Subject to Section 2.4, if at any time after the Closing the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of or an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for security holders of the Company for their account (or by the Company and by security holders of the Company including pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to Investors holding Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date or confidential submission date, which notice shall describe the amount and type of securities to be included in such Registration or offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Investors holding Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). To the extent permitted by applicable securities laws with respect to such registration by the Company or another demanding security holder, the Company shall use its commercially reasonable efforts to cause (i) such Registrable Securities to be included in such registration and (ii) the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Investors holding Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

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2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering, in good faith, advises the Company and Investors holding Registrable Securities proposing to distribute their Registrable Securities through such Piggy-Back Registration in writing that the dollar amount or number of Company Common Shares or other Company securities which the Company desires to sell, taken together with the Company Common Shares or other Company securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Investors holding Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the Company Common Shares or other Company securities, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other security holders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such registration:

(a) If the registration is undertaken for the Company’s account: (i) first, the Company Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company Common Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

(b) If the registration is a “demand” registration undertaken at the demand of Demanding Holders pursuant to Section 2.1: (i) first, the Company Common Shares or other securities for the account of the Demanding Holders and the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Company Common Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

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(c) If the registration is a “demand” registration undertaken at the demand of holders of Founder Securities under the Founder Registration Rights Agreement: (i) first, the Founder Securities for the account of the demanding holders and the Registrable Securities for the account of Demanding Holders who have exercised demand registration rights pursuant to Section 2.1 during the period under which the demand registration under the Founder Registration Rights Agreement is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Company Common Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities; and

(d) If the registration is a “demand” registration undertaken at the demand of Persons other than either Demanding Holders under Section 2.1 or the holders of Founder Securities exercising demand registration rights under the Founder Registration Rights Agreement: (i) first, the Company Common Shares or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Company Common Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities.

In the event that Company securities that are convertible into Company Common Shares are included in the offering, the calculations under this Section 2.2.2 shall include such Company securities on an as-converted to Company Common Shares basis.

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2.2.3 Withdrawal. Any Investor holding Registrable Securities may elect to withdraw such Investor’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement without any liability to the applicable Investor, subject to the next sentence and the provisions of Section 4. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred in connection with such Piggy-Back Registration as provided in Section 3.3 (subject to the limitations set forth therein) by Investors holding Registrable Securities that requested to have their Registrable Securities included in such Piggy-Back Registration.

2.3 Short Form Registrations. After the Closing, subject to Section 2.4, Investors holding Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form F-3 or any similar short-form registration which may be available at such time and applicable to such Investor’s Registrable Securities (“Short Form Registration”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other Investors holding Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such Investors’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities, if any, of any other Investors joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Short Form Registration is not available to the Company for such offering; or (ii) if Investors holding Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $250,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.4 Restriction of Offerings. Notwithstanding anything to the contrary contained in this Agreement, the Investors shall not be entitled to request, and the Company shall not be obligated to effect, or to take any action to effect, any registration (including any Demand Registration but not including Piggy-Back Registration) pursuant to this Section 2 with respect to any Registrable Securities that are subject to the transfer restrictions under the Lock-Up Agreement.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

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3.1.1 Filing Registration Statement. The Company shall use its commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the SEC a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable efforts to cause such Registration Statement to become effective and use its reasonable efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to Investors requesting to include their Registrable Securities in such registration a certificate signed by the Chief Executive Officer, Chief Financial Officer or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time or the filing would require premature disclosure of material information which is not in the interests of the Company to disclose at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Investors holding Registrable Securities included in such registration, and such Investors’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investors holding Registrable Securities included in such registration or legal counsel for any such Investors may request in order to facilitate the disposition of the Registrable Securities owned by such Investors.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.

3.1.4 Reporting Obligations. As long as any Investors shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Investors with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Investors pursuant to this Section 3.1.4.

3.1.5 Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the prospectus included in the Registration Statement, the Company shall, subject to the receipt of the any customary documentation reasonably required from the applicable Investors in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investors, in connection with the aforementioned sales or transfers.

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3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than five (5) Business Days after such filing, notify Investors holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Investors promptly and confirm such advice in writing in all events within five (5) Business Days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to Investors holding Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the SEC a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to Investors holding Registrable Securities included in such Registration Statement and to the legal counsel for any such Investors, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Investors and legal counsel with a reasonable opportunity to review such documents and comment thereon; provided that such Investors and their legal counsel must provide any comments promptly (and in any event within five (5) Business Days) after receipt of such documents.

3.1.5 State Securities Laws Compliance. The Company shall use its reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Investors holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable Investors holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise subject.

3.1.6 Agreements for Disposition. To the extent required by the underwriting agreement or similar agreements, the Company shall enter into reasonable customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Investors holding Registrable Securities included in such Registration Statement. No Investor holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Investor’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Investor’s material agreements and organizational documents, and with respect to written information relating to such Investor that such Investor has furnished in writing expressly for inclusion in such Registration Statement.

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3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. The Company shall make available for inspection by Investors holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Investor holding Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided that the Company may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.9 Opinions and Comfort Letters. The Company shall obtain from its counsel and accountants to provide customary legal opinions and customary comfort letters, to the extent so reasonably required by any underwriting agreement.

3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the SEC and the Securities Act, and make available to its shareholders if reasonably required, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities that are Company Common Shares included in any registration to be listed on such national security exchange as similar securities issued by the Company are then listed or, if no such similar securities are then listed, in a manner satisfactory to Investors holding a majority-in- interest of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $5,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or in the event that the financial statements contained in the Registration Statement become stale, or in the event that the Registration Statement or prospectus included therein contains a misstatement of material fact or omits to state a material fact due to a bona fide business purpose, or, in the case of a resale registration on Short Form Registration pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each Investor holding Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the Registration Statement is updated so that the financial statements are no longer stale, or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such Investor will deliver to the Company all copies, other than permanent file copies then in such Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

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3.3 Registration Expenses. Subject to Section 4, the Company shall bear all reasonable costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Short Form Registration effected pursuant to Section 2.3, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration; and (ix) the reasonable fees and expenses of one legal counsel selected by Investors holding a majority-in-interest of the Registrable Securities included in such registration for such legal counsel’s review, comment and finalization of the proposed Registration Statement and other relevant documents. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, only if the Underwriters require the selling security holders and/or the Company to bear the expenses of the Underwriter following good faith negotiations, all selling security holders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.

3.4 Information. Investors holding Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the obligation to comply with federal and applicable state securities laws. Investors selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by the Company or the managing Underwriter.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. Subject to the provisions of this Section 4.1, the Company agrees to indemnify and hold harmless each Investor, and each Investor’s officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls an Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned); and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder or Investor Indemnified Party expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

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4.2 Indemnification by Holders of Registrable Securities. Subject to the provisions of this Section 4.2, each Investor selling Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Investor, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other Person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Investor expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the indemnifying Investor, such consent not to be unreasonably withheld, delayed or conditioned), and shall reimburse the Company, its directors and officers, each Underwriter and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Investor in the applicable offering.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or Section 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party if the Indemnifying Party provides notice of such to the Indemnified Party within thirty (30) days of the Indemnifying Party’s receipt of notice of such claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (acting reasonably), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

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4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, and 4.2 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4, no Investor holding Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Investor from the sale of Registrable Securities which gave rise to such contribution obligation. Any contributions obligation of the Investors shall be several and not joint. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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5. RULE 144 AND 145.

5.1 Rule 144 and 145. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Investors holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and 145 under the Securities Act, as such Rule 144 and 145 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

6. MISCELLANEOUS.

6.1 Other Registration Rights. The Company represents and warrants that as of the date of this Agreement, no Person, other than the holders of (i) Registrable Securities and (ii) Founder Securities, has any right to require the Company to register any of the Company’s share capital for sale or to include the Company’s share capital in any registration filed by the Company for the sale of share capital for its own account or for the account of any other Person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part, unless the Company first provides Investors holding Registrable Securities at least ten (10) Business Days prior written notice; provided that no assignment or delegation by the Company will relieve the Company of its obligations under this Agreement unless Investors holding a majority-in-interest of the Registrable Securities provide their prior written consent, which consent must not be unreasonably withheld, delayed or conditioned. This Agreement and the rights, duties and obligations of Investors holding Registrable Securities hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor which is permitted by the Lock-Up Agreement; provided that no assignment by any Investor of its rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties, to the permitted assigns of the Investors or of any assignee of the Investors. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2.

6.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company prior to the Closing to: Pono Capital Three, Inc. 4348 Waialae Ave., #632 Honolulu, Hawaii 96816 Attn: Dustin Shindo Telephone No.: (808) 892-6611 E-mail: dshindo@ponocorp.com
With a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew Tucker, Esq., Peter Strand Esq.
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com;
peter.strand@nelsonmullins.com

15

If to the Sponsor, to: Mehana Capital LLC 4348 Waialae Ave, #632 Honolulu, Hawaii 96816 Attn: Dustin Shindo Telephone No.: (808) 892-6611 E-mail: dshindo@ponocorp.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew Tucker, Esq., Peter Strand

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com; peter.strand@nelsonmullins.com

If to Horizon, or to the Company after the Closing to: Horizon Aircraft 3187 Highway 35 Lindsay, Ontario K9V 4R1 Attn: E. Brandon Robinson E-mail: brandon@horizonaircraft.com

With a copy (which will not constitute notice) to:

Gowling WLG (Canada) LLP

345 King Street West, Suite 600

Kitchener, ON N2G 0C5

Attn: Todd Bissett

Telephone: (519) 571-7612

Facsimile No.: (519) 576-6030

E-mail: Todd.Bissett@ca.gowlingwlg.com

If to the Investors, to such Investor’s address or facsimile number as set forth in the Company’s books and records.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. Notwithstanding anything to the contrary contained in this Agreement, in the event that any prospective Investor fails to deliver to the Company a duly executed copy of this Agreement, such failure shall not affect the rights and obligations of the other Parties to this Agreement as amongst such other Parties.

6.5 Entire Agreement. This Agreement (together with the BCA, Ancillary Documents, and the Lock-Up Agreement to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the Parties, whether oral or written, relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the BCA or any other Ancillary Document or the rights or obligations of the Parties under the Founder Registration Rights Agreement.

16

6.6 Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

6.7 Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of the Company (after the Closing, following approval of such amendment by a majority of the directors of the Company who are deemed to be “independent” directors pursuant to the applicable rules of Nasdaq and the SEC) and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.8 Remedies Cumulative. In the event a Party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other Parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.9 Governing Law; Jurisdiction. Sections 11.4 and 11.5 of the BCA shall apply to this Agreement mutatis mutandis, with any reference therein to the “Agreement” being a reference to this Agreement and any reference to a “Party” therein being a reference to any “Party” to this Agreement.

6.10 Termination of Merger Agreement. This Agreement shall be binding upon each Party upon such Party’s execution and delivery of this Agreement at the Closing, and this Agreement shall only become effective upon the Closing.

6.11 Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

17

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

18

IN WITNESS WHEREOF, the Parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Company:

PONO CAPITAL THREE, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Sponsor:

MEHANA CAPITAL LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investors:[1]

[____ ___________ ]

By:
Name:
Title:

[____ ___________ ]

By:
Name:
Title:

1 These will be affiliates of the resulting issuer

[Signature Page to Registration Rights Agreement]

Exhibit E

Amalgamation Application

BC Registry Services

BC Limited Company

AMALGAMATION APPLICATION

BUSINESS CORPORATIONS ACT, section 275

Telephone: 1 877 526-1526
www.bcreg.ca

Mailing Address: PO Box 9431 Stn Prov Govt
Victoria BC V8W 9V3

Courier Address: 200 – 940 Blanshard Street
Victoria BC V8W 3E6

DO NOT MAIL THIS FORM to BC Registry Services unless you are instructed to do so by registry staff. The Regulation under the *Business Corporations Act* requires the electronic version of this form to be filed on the Internet at www.corporateonline.gov.bc.ca

Freedom of Information and Protection of Privacy Act (FOIPPA): Personal information provided on this form is collected, used and disclosed under the authority of the *FOIPPA* and the *Business Corporations Act* for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Manager of Registries Operations at 1 877 526-1526, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

[redacted]NITIAL INFORMATION – *When the amalgamation is complete, your company will be a BC limited company.*

What kind of company(ies) will be involved in this amalgamation?
(Check all applicable boxes.)

✓ BC company

☐ BC unlimited liability company

[redacted]AME OF COMPANY – *Choose* ***one*** *of the following:*

☐ The name ____________________________________ is the name reserved for the amalgamated company. The name reservation number is: ____________________ ,

OR

✓ The company is to be amalgamated with a name created by adding "B.C. Ltd." after the incorporation number,

OR

☐ The amalgamated company is to adopt, as its name, the name of one of the amalgamating companies.

The name of the amalgamating company being adopted is:

____

The incorporation number of that company is: ____________________

Please note: If you want the name of an amalgamating corporation that is a foreign corporation, you must obtain a name approval before completing this amalgamation application.

[redacted]MALGAMATION STATEMENT – *Please indicate the statement applicable to this amalgamation.*

☐ **With Court Approval:**
This amalgamation has been approved by the court and a copy of the entered court order approving the amalgamation has been obtained and has been deposited in the records office of each of the amalgamating companies.

OR

✓ **Without Court Approval:**
This amalgamation has been effected without court approval. A copy of all of the required affidavits under section 277(1) have been obtained and the affidavit obtained from each amalgamating company has been deposited in that company's records office.

FORM 13 LTD (SEP 2017)
Page 1

AMALGAMATION EFFECTIVE DATE – *Choose **one** of the following:*

✓ The amalgamation is to take effect at the time that this application is filed with the registrar.

☐ The amalgamation is to take effect at 12:01a.m. Pacific Time on ______________ (YYYY / MM / DD) being a date that is not more than ten days after the date of the filing of this application.

☐ The amalgamation is to take effect at ______________ ☐ a.m. or ☐ p.m. Pacific Time on ______________ (YYYY / MM / DD) being a date and time that is not more than ten days after the date of the filing of this application.

AMALGAMATING CORPORATIONS

Enter the name of each amalgamating corporation below. For each company, enter the incorporation number. If the amalgamating corporation is a foreign corporation, enter the foreign corporation's jurisdiction and if registered in BC as an extraprovincial company, enter the extraprovincial company's registration number. Attach an additional sheet if more space is required.

NAME OF AMALGAMATING CORPORATION	BC INCORPORATION NUMBER, OR EXTRAPROVINCIAL REGISTRATION NUMBER IN BC	FOREIGN CORPORATION'S JURISDICTION
1. Robinson Aircraft Ltd.	C1304009	
2. Pono Three Merger Acquisitions Corp.	BC1433268	
0.		
1.		
2.		

F FORMALITIES TO AMALGAMATION

If any amalgamating corporation is a foreign corporation, section 275 (1)(b) requires an authorization for the amalgamation from the foreign corporation's jurisdiction to be filed.

☐ This is to confirm that each authorization for the amalgamation required under section 275(1)(b) is being submitted for filing concurrently with this application.

CERTIFIED CORRECT – I have read this form and found it to be correct.

This form must be signed by an authorized signing authority for each of the amalgamating companies as set out in Item E.

NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED YYYY / MM / DD
1. E. Brandon Robinson	X	
2. Davin Kazama	X	
3.	X	
4.	X	
5.	X	

FORM 13 LTD (SEP 2017) Page 2

NOTICE OF ARTICLES

NAME OF COMPANY

Set out the name of the company as set out in Item B of the Amalgamation Application.

TRANSLATION OF COMPANY NAME

Set out every translation of the company name that the company intends to use outside of Canada.

DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the individual can usually be served with records between 9 a.m. and 4 p.m. on business days or (b) the delivery address and, if different, the mailing address of the individual's residence. The delivery address must not be a post office box. Attach an additional sheet if more space is required.

LAST NAME	FIRST NAME		MIDDLE NAME	
Robinson	E.		Brandon	
DELIVERY ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
[redacted]		Ontario	Canada	L1P 0C6
MAILING ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
[redacted]		Ontario	Canada	L1P 0C6
LAST NAME	FIRST NAME		MIDDLE NAME	
DELIVERY ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
LAST NAME	FIRST NAME		MIDDLE NAME	
DELIVERY ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
LAST NAME	FIRST NAME		MIDDLE NAME	
DELIVERY ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS		PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE

FORM 13 LTD (SEP 2017)

Page 3

[redacted]REGISTERED OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S REGISTERED OFFICE	PROVINCE	POSTAL CODE
Suite 2300, Bentall 5, 550 Burrard Street, Vancouver	BC	V6C 2B5

MAILING ADDRESS OF THE COMPANY'S REGISTERED OFFICE	PROVINCE	POSTAL CODE
Suite 2300, Bentall 5, 550 Burrard Street, Vancouver	BC	V6C 2B5

[redacted]ECORDS OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S RECORDS OFFICE	PROVINCE	POSTAL CODE
Suite 2300, Bentall 5, 550 Burrard Street, Vancouver	BC	V6C 2B5

MAILING ADDRESS OF THE COMPANY'S RECORDS OFFICE	PROVINCE	POSTAL CODE
Suite 2300, Bentall 5, 550 Burrard Street, Vancouver	BC	V6C 2B5

[redacted]UTHORIZED SHARE STRUCTURE

Identifying name of class or series of shares	Maximum number of shares of this class or series of shares that the company is authorized to issue, or indicate there is no maximum number.		Kind of shares of this class or series of shares.			Are there special rights or restrictions attached to the shares of this class or series of shares?	
	THERE IS NO MAXIMUM (✓)	MAXIMUM NUMBER OF SHARES AUTHORIZED	WITHOUT PAR VALUE (✓)	WITH A PAR VALUE OF ($)	Type of currency	YES (✓)	NO (✓)
Common	✓		✓				✓

FORM 13 LTD (SEP 2017)

Page 4

Exhibit F

Amalco Articles

Amalgamation number:

(the “Company”)

The Company has as its articles the following articles.

Full name and signature of the Director	Date of signing

, 2023
E. BRANDON ROBINSON

ARTICLES

1.	Interpretation	2
2.	Shares and Share Certificates	3
3.	Issue of Shares	4
4.	Share Registers	5
5.	Share Transfers	6
6.	Transmission of Shares	7
7.	Acquisition of Company’s Shares	8
8.	Borrowing Powers	8
9.	Alterations	9
10.	Meetings of Shareholders	10
11.	Proceedings at Meetings of Shareholders	12
12.	Votes of Shareholders	16
13.	Directors	20
14.	Election and Removal of Directors	21
15.	Powers and Duties of Directors	24
16.	Interests of Directors and Officers	24
17.	Proceedings of Directors	25
18.	Executive and Other Committees	28
19.	Officers	29
20.	Indemnification	30
21.	Dividends	31
22.	Accounting Records and Auditor	33
23.	Notices	33
24.	Execution of Documents; Use of Seal	35
25.	Prohibitions	36

1.	INTERPRETATION

1.1	Definitions

In these Articles, unless the context otherwise requires:

(1)	“appropriate person” has the meaning assigned in the Securities Transfer Act;

(2)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(3)	“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(4)	“Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(5)	“legal personal representative” means the personal or other legal representative of a shareholder;

(6)	“protected purchaser” has the meaning assigned in the Securities Transfer Act;

(7)	“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(8)	“seal” means the seal of the Company, if any;

(9)	“securities legislation” means statutes concerning the regulation of securities markets and trading in securities and the regulations, rules, forms and schedules under those statutes, all as amended from time to time, and the blanket rulings and orders, as amended from time to time, issued by the securities commissions or similar regulatory authorities appointed under or pursuant to those statutes; “Canadian securities legislation” means the securities legislation in any province or territory of Canada and includes the Securities Act (British Columbia); and “U.S. securities legislation” means the securities legislation in the federal jurisdiction of the United States and in any state of the United States and includes the Securities Act of 1933 and the Securities Exchange Act of 1934;

(10)	“Securities Transfer Act” means the Securities Transfer Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act.

1.2	Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict or inconsistency between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.	SHARES AND SHARE CERTIFICATES

2.1	Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2	Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3	Shareholder Entitled to Certificate or Acknowledgment

Unless the shares of which the shareholder is the registered owner are uncertificated shares, each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate. For a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgment. Delivery of a share certificate or an acknowledgment to one of several joint shareholders or to a duly authorized agent of one of the joint shareholders will be sufficient delivery to all.

2.4	Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on any other terms that they think fit:

(1)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(2)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6	Replacement of Lost, Destroyed or Wrongfully Taken Certificate

If a person entitled to a share certificate claims that the share certificate has been lost, destroyed or wrongfully taken, the Company must issue a new share certificate, if that person:

(1)	so requests before the Company has notice that the share certificate has been acquired by a protected purchaser;

(2)	provides the Company with an indemnity bond sufficient in the Company’s judgment to protect the Company from any loss that the Company may suffer by issuing a new certificate; and

(3)	satisfies any other reasonable requirements imposed by the directors.

A person entitled to a share certificate may not assert against the Company a claim for a new share certificate where a share certificate has been lost, apparently destroyed or wrongfully taken if that person fails to notify the Company of that fact within a reasonable time after that person has notice of it and the Company registers a transfer of the shares represented by the certificate before receiving a notice of the loss, apparent destruction or wrongful taking of the share certificate.

2.7	Recovery of New Share Certificate

If, after the issue of a new share certificate, a protected purchaser of the original share certificate presents the original share certificate for the registration of transfer, then in addition to any rights on the indemnity bond, the Company may recover the new share certificate from a person to whom it was issued or any person taking under that person other than a protected purchaser.

2.8	Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as represented by the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.9	Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.8, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.10	Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share on any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as required by law or statute or these Articles or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.	ISSUE OF SHARES

3.1	Directors Authorized

Subject to the Business Corporations Act and the rights, if any, of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2	Commissions and Discounts

The Company may at any time pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3	Brokerage

The Company may pay any brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4	Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(1)	consideration is provided to the Company for the issue of the share by one or more of the following:

(a)	past services performed for the Company;

(b)	property;

(c)	money; and

(2)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5	Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights on any terms and conditions that the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.	SHARE REGISTERS

4.1	Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or any class or series of its shares, as the case may be. The directors may terminate the appointment of any agent at any time and may appoint another agent in its place.

4.2	Closing Register

The Company must not at any time close its central securities register.

5.	SHARE TRANSFERS

5.1	Registering Transfers

Subject to the Business Corporations Act, a transfer of a share of the Company must not be registered unless the Company or the transfer agent or registrar for the class or series of share to be transferred has received:

(1)	in the case of a share certificate that has been issued by the Company in respect of the share to be transferred, that share certificate and a written instrument of transfer (which may be on a separate document or endorsed on the share certificate) made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(2)	in the case of a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate that has been issued by the Company in respect of the share to be transferred, a written instrument of transfer that directs that the transfer of the shares be registered, made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(3)	in the case of a share that is an uncertificated share, a written instrument of transfer that directs that the transfer of the share be registered, made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person; and

(4)	any other evidence that the Company or the transfer agent or registrar for the class or series of share to be transferred may require to prove the title of the transferor or the transferor’s right to transfer the share, that the written instrument of transfer is genuine and authorized and that the transfer is rightful or to a protected purchaser.

5.2	Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors or the transfer agent for the class or series of shares to be transferred.

5.3	Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4	Signing of Instrument of Transfer

If a shareholder, or the shareholder’s duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(1)	in the name of the person named as transferee in that instrument of transfer; or

(2)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5	Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered, or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing the shares or of any written acknowledgment of a right to obtain a share certificate for the shares.

5.6	Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.	TRANSMISSION OF SHARES

6.1	Legal Personal Representative Recognized on Death

In the case of the death of a shareholder, the legal personal representative of the shareholder, or in the case of shares registered in the shareholder’s name and the name of another person in joint tenancy, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative of a shareholder, the directors may require the original grant of probate or letters of administration or a court certified copy of them or the original or a court certified or authenticated copy of the grant of representation, will, order or other instrument or other evidence of the death under which title to the shares or securities is claimed to vest.

6.2	Rights of Legal Personal Representative

The legal personal representative of a shareholder has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, if appropriate evidence of appointment or incumbency within the meaning of s.87 of the Securities Transfer Act has been deposited with the Company. This Article 6.2 does not apply in the case of the death of a shareholder with respect to shares registered in the shareholder’s name and the name of another person in joint tenancy.

7.	ACQUISITION OF COMPANY’S SHARES

7.1	Company Authorized to Purchase or Otherwise Acquire Shares

Subject to Article 7.2, the special rights or restrictions attached to the shares of any class or series of shares and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and on the terms determined by the directors.

7.2	No Purchase, Redemption or Other Acquisition When Insolvent

The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(1)	the Company is insolvent; or

(2)	making the payment or providing the consideration would render the Company insolvent.

7.3	Sale and Voting of Purchased, Redeemed or Otherwise Acquired Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while that share is held by the Company, it:

(1)	is not entitled to vote the share at a meeting of its shareholders;

(2)	must not pay a dividend in respect of the share; and

(3)	must not make any other distribution in respect of the share.

8.	BORROWING POWERS

The Company, if authorized by the directors, may:

(1)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;

(2)	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at any discounts or premiums and on any other terms that the directors consider appropriate;

(3)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(4)	mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

9.	ALTERATIONS

9.1	Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:

(1)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(2)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(3)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(4)	if the Company is authorized to issue shares of a class of shares with par value:

(a)	decrease the par value of those shares; or

(b)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(5)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(6)	alter the identifying name of any of its shares; or

(7)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act;

and, if applicable, alter its Notice of Articles and, if applicable, its Articles, accordingly.

9.2	Special Rights or Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(1)	create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(2)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued;

and alter its Articles and Notice of Articles accordingly.

9.3	Change of Name

The Company may by special resolution authorize an alteration to its Notice of Articles in order to change its name and may, by ordinary resolution or directors’ resolution, adopt or change any translation of that name.

9.4	Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

10.	MEETINGS OF SHAREHOLDERS

10.1	Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at the time and place as determined by the directors.

10.2	Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3	Calling of Meetings of Shareholders

The directors may, at any time, call a meeting of shareholders to be held at the time and place as determined by the directors.

10.4	Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution and any notice to consider approving an amalgamation into a foreign jurisdiction, an arrangement or the adoption of an amalgamation agreement, and any notice of a general meeting, class meeting or series meeting), in the manner provided in these Articles, or in any other manner as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

10.5	Notice of Resolution to Which Shareholders May Dissent

The Company must send to each of its shareholders, whether or not their shares carry the right to vote, a notice of any meeting of shareholders at which a resolution entitling shareholders to dissent is to be considered specifying the date of the meeting and containing a statement advising of the right to send a notice of dissent together with a copy of the proposed resolution at least the following number of days before the meeting;

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

10.6	Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7	Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.8	Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive that entitlement or agree to reduce the period of that notice. Attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

10.9	Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(1)	state the general nature of the special business; and

(2)	if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(a)	at the Company’s records office, or at any other reasonably accessible location in British Columbia that is specified in the notice; and

(b)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

11.	PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1	Special Business

At a meeting of shareholders, the following business is special business:

(1)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(2)	at an annual general meeting, all business is special business except for the following:

(a)	business relating to the conduct of or voting at the meeting;

(b)	consideration of any financial statements of the Company presented to the meeting;

(c)	consideration of any reports of the directors or auditor;

(d)	the setting or changing of the number of directors;

(e)	the election or appointment of directors;

(f)	the appointment of an auditor;

(g)	the setting of the remuneration of an auditor;

(h)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(i)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2	Special Majority

The majority of votes required for the Company to pass a special resolution at a general meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3	Quorum

Subject to the special rights or restrictions attached to the shares of any class or series of shares and to Article 11.4, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

11.4	One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(1)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(2)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5	Persons Entitled to Attend Meeting

In addition to those persons who are entitled to vote at a meeting of shareholders, the only other persons entitled to be present at the meeting are the directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company, any persons invited to be present at the meeting by the directors or by the chair of the meeting and any persons entitled or required under the Business Corporations Act or these Articles to be present at the meeting; but if any of those persons does attend the meeting, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6	Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but that quorum need not be present throughout the meeting.

11.7	Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(1)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(2)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8	Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(2) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9	Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(1)	the chair of the board, if any; or

(2)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10	Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11	Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12	Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting of shareholders or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13	Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy.

11.14	Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15	Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16	Casting Vote

In the case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17	Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(1)	the poll must be taken:

(a)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(b)	in the manner, at the time and at the place that the chair of the meeting directs;

(2)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(3)	the demand for the poll may be withdrawn by the person who demanded it.

11.18	Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19	Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and the chair’s determination made in good faith is final and conclusive.

11.20	Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21	No Demand for Poll on Election of Chair

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22	Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of the meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23	Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of that three month period the Company may destroy those ballots and proxies.

12.	VOTES OF SHAREHOLDERS

12.1	Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(1)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(2)	on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2	Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3	Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(1)	any one of the joint shareholders may vote at any meeting of shareholders, personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(2)	if more than one of the joint shareholders is present at any meeting of shareholders, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4	Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders registered in respect of that share.

12.5	Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(1)	for that purpose, the instrument appointing a representative must be received:

(a)	at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(b)	at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting;

(2)	if a representative is appointed under this Article 12.5:

(a)	the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(b)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any representative under this Article 12.5 may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6 When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(1)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(2)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting;

(3)	the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting; or

(4)	the Company is a public company or is a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of these Articles or to which the Statutory Reporting Company Provisions apply.

12.7	When Proxy Provisions Do Not Apply to the Company

If and for so long as the Company is a public company or is a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of these Articles or to which the Statutory Reporting Company Provisions apply, Articles 12.8 to 12.16 apply only insofar as they are not inconsistent with any Canadian securities legislation applicable to the Company, any U.S. securities legislation applicable to the Company or any rules of an exchange on which securities of the Company are listed.

12.8	Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders may, by proxy, appoint one or more proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.9	Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.10	Deposit of Proxy

A proxy for a meeting of shareholders must:

(1)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(2)	unless the notice provides otherwise, be received at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11	Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(1)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(2)	at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

12.12	Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[name of company]

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the undersigned):

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.13	Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is received:

(1)	at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(2)	at the meeting or any adjourned meeting by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

12.14	Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(1)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or the shareholder’s legal personal representative or trustee in bankruptcy;

(2)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15	Chair May Determine Validity of Proxy

The chair of any meeting of shareholders may determine whether or not a proxy deposited for use at the meeting, which may not strictly comply with the requirements of this Part 12 as to form, execution, accompanying documentation, time of filing or otherwise, will be valid for use at the meeting, and any determination as to the validity of a proxy made by the chair in good faith will be final, conclusive and binding on the meeting.

12.16	Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.	DIRECTORS

13.1	First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(1)	subject to paragraphs (2) and (3), the number of directors that is equal to the number of the Company’s first directors;

(2)	if the Company is a public company, the greater of three and the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4;

(3)	if the Company is not a public company, the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4.

13.2	Change in Number of Directors

If the number of directors is set under Articles 13.1(2)(a) or 13.1(3)(a):

(1)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(2)	if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors, subject to Article 14.8, may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3	Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4	Qualifications of Directors

A director is not required to hold a share of the Company as a qualification for holding office, but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5	Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, that the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company who is also a director.

13.6	Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that the director may incur in and about the business of the Company.

13.7	Special Remuneration for Directors

If a director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, that director may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and that remuneration may be either in addition to, or in substitution for, any other remuneration that the director may be entitled to receive.

13.8	Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to that director’s spouse or dependants, and may make contributions to any fund and pay premiums for the purchase or provision of that gratuity, pension or allowance.

14.	ELECTION AND REMOVAL OF DIRECTORS

14.1	Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(1)	the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(2)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (1), but are eligible for re-election or re-appointment.

14.2	Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(1)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(2)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(3)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3	Failure to Elect or Appoint Directors

If:

(1)	the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(2)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors; then each director then in office continues to hold office until the earlier of:

(3)	when the director’s successor is elected or appointed; and

(4)	when the director otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4	Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5	Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6	Remaining Directors’ Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of calling a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7	Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8	Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(1)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(2)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(1), but is eligible for re-election or re-appointment.

14.9	Ceasing to be a Director

A director ceases to be a director when:

(1)	the term of office of the director expires;

(2)	the director dies;

(3)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(4)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10	Removal of Director by Shareholders

The Company may remove any director before the expiration of the director’s term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11	Removal of Director by Directors

The directors may remove any director before the expiration of the director’s term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.	POWERS AND DUTIES OF DIRECTORS

15.1	Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company unless the power to do so has been transferred, in whole or in part, by these Articles to one or more other persons.

15.2	Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, and under seal if required by law, appoint any person to be the attorney of the Company for the purposes, with the powers, authorities and discretions, for any period, with any remuneration and subject to any conditions that the directors may think fit. The powers, authorities and discretions of any attorney of the Company must not exceed those vested in or exercisable by the directors under these Articles, and must not include the power to fill vacancies in the board of directors, remove a director, change the membership of or fill vacancies in any committee of the directors, appoint or remove officers appointed by the directors or declare dividends. A power of attorney may contain any provisions for the protection or convenience of persons dealing with the attorney that the directors think fit. The attorney under any power of attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in the attorney.

16.	INTERESTS OF DIRECTORS AND OFFICERS

16.1	Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2	Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on that resolution.

16.3	Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4	Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5	Director Holding Other Office in the Company

A director may, in addition to holding the office of director, hold any office or place of profit with the Company, other than the office of auditor of the Company, for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6	No Disqualification

No director or intended director is disqualified by reason of that office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7	Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or that person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8	Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received as a director, officer or employee of, or from an interest in, that other person.

17.	PROCEEDINGS OF DIRECTORS

17.1	Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, that the directors may from time to time determine.

17.2	Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3	Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(1)	the chair of the board, if any;

(2)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(3)	any other director chosen by the directors if:

(a)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(b)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(c)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4	Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors:

(1)	in person;

(2)	by telephone; or

(3)	with the consent of all directors who wish to participate in the meeting, by other communications medium;

if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5	Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6	Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1 or as provided in Article 17.7, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 or orally or by telephone.

17.7	When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(1)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(2)	the director has waived notice of the meeting.

17.8	Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director does not invalidate any proceedings at that meeting.

17.9	Waiver of Notice of Meetings

Any director may send to the Company a document signed by the director waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to that director. Attendance of a director at a meeting of the directors is a waiver of notice of the meeting unless that director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

17.10	Quorum

The quorum necessary for the transaction of the business of the directors may be set by resolution of the directors and, if not so set, is a majority of the directors holding office at the relevant time.

17.11	Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12	Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors may be passed without a meeting:

(1)	in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or

(2)	in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that the director has or may have a disclosable interest, if each of the other directors who have not made a similar disclosure consents in writing to the resolution.

A consent in writing under this Article 17.12 may be by any written instrument, fax, e-mail or any other method of transmitting legibly recorded messages in which the consent of the director is evidenced, whether or not the signature of the director is included in the record. A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of the directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

18.	EXECUTIVE AND OTHER COMMITTEES

18.1	Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and during the intervals between meetings of the board of directors, all of the directors’ powers are delegated to the executive committee, except:

(1)	the power to fill vacancies in the board of directors;

(2)	the power to remove a director;

(3)	the power to change the membership of, or fill vacancies in, any committee of the directors;and

(4)	any other powers set out in the resolution or any subsequent directors’ resolution.

18.2	Appointment and Powers of Other Committees

The directors may, by resolution:

(1)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(2)	delegate to a committee appointed under paragraph (1) any of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	the power to appoint or remove officers appointed by the directors; and

(3)	make any delegation referred to in paragraph (2) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3	Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(1)	conform to any rules that may from time to time be imposed on it by the directors; and

(2)	report every act or thing done in exercise of those powers at the times required by the directors.

18.4	Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(1)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before that revocation, alteration or overriding;

(2)	terminate the appointment of, or change the membership of, the committee; and

(3)	fill vacancies in the committee.

18.5	Committee Meetings

Subject to Article 18.3(1) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(1)	the committee may meet and adjourn as it thinks proper;

(2)	the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(3)	a majority of the members of the committee constitutes a quorum of the committee; and

(4)	questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.	OFFICERS

19.1	Directors May Appoint Officers

The directors may from time to time appoint any officer, and the directors may at any time terminate any officer.

19.2	Functions, Duties and Powers of Officers

The directors may, for each officer:

(1)	determine the functions and duties of the officer;

(2)	delegate to the officer any of the powers exercisable by the directors on the terms and conditions and with the restrictions that the directors think fit; and

(3)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3	Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

19.4	Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to that remuneration be entitled to receive, after the officer ceases to hold office or leaves the employment of the Company, a pension or gratuity.

20.	INDEMNIFICATION

20.1	Definitions

In this Article 20:

(1)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(2)	“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director or former director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director of the Company:

(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(3)	“expenses” has the meaning set out in the Business Corporations

Act. 20.2 Mandatory Indemnification of Directors

Subject to the Business Corporations Act, the Company must indemnify a director or former director of the Company, and the heirs and legal personal representatives of a director or former director of the Company, against all eligible penalties to which that person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by that person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3	Permitted Indemnification

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4	Non-Compliance with Business Corporations Act

The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles or, if applicable, any former Companies Act or former Articles, does not invalidate any indemnity to which the director is entitled under this Part 20.

20.5	Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or that person’s heirs or legal personal representatives) who:

(1)	is or was a director, officer, employee or agent of the Company;

(2)	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3)	at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

(4)	at the request of the Company, holds or held a position equivalent to that of a director, or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by that person as director, officer, employee or agent or person who holds or held an equivalent position.

21.	DIVIDENDS

21.1	Subject to Special Rights

The provisions of this Part 21 are subject to the special rights and restrictions, if any, attached to shares in the authorized share structure of the Company.

21.2	Declaration of Dividends

The Company may from time to time declare and pay or set apart for payment any dividends the directors consider appropriate, whether out of profits, capital or otherwise, including, without limitation, out of retained earnings, other income, contributed surplus, capital surplus, share premium, appraisal surplus, or any other surplus or unrealized appreciation in the value of the property of the Company.

21.3	No Notice Required

The Company need not give notice to any shareholder of any declaration under Article 21.2.

21.4	Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If the directors do not set a record date in respect of a particular dividend then unless the circumstances otherwise require, the record date will be the date of the resolution of the directors declaring the dividend.

21.5	Manner of Paying Dividends

The Company may pay any dividend wholly or partly in one or more of the following ways:

(1)	in money;

(2)	by the distribution of property; or

(3)	by issuing fully paid shares, warrants, bonds, debentures or other securities of the Company or of any other corporation.

21.6	Capitalization of Retained Earnings or Surplus

The Company may from time to time capitalize any amount, including, without limitation, any profits, retained earnings, income, surplus, premium, or unrealized appreciation of the Company’s property which the directors consider appropriate, and the Company may issue, as fully paid, shares, warrants, bonds, debentures or other securities of the Company, by way of a dividend or otherwise, representing the profits, retained earnings, income, surplus, premium, or unrealized appreciation so capitalized or any part thereof.

21.7	Settlement of Questions

If any question arises in regard to a dividend, the directors may settle the question as they deem advisable, and, without limitation, may:

(1)	determine the value of any property distributed in payment of any dividend;

(2)	vest property in trustees for the persons entitled to a dividend; and

(3)	determine that money may be paid in substitution for all or any part of the property to which any shareholder is otherwise entitled in payment of any dividend on the basis of the value so determined.

21.8	When Dividend Payable

Any dividend may be made payable on the date fixed by the directors.

21.9	Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares will be declared and paid to the holders of those shares rateably according to the number of those shares held.

21.10	Receipt by Joint Shareholders

If two or more persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other amount payable in respect of the share.

21.11	Dividend Bears No Interest

No dividend bears interest against the Company.

21.12	Rounding Down

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in paying the dividend, and payment without that fraction represents full payment of the dividend.

21.13	Method of Payment

Any dividend or other distribution payable in money in respect of shares may be paid by any means including by cheque, made payable to the order of the person to whom it is sent and mailed to the registered address of the shareholder, or in the case of joint shareholders to the registered address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. That payment, and in particular the mailing of any cheque will, to the extent of the amount paid (plus the amount of the tax, if any, deducted or withheld from the dividend), discharge all liability of the Company for the dividend unless the cheque is not paid on presentation or the amount of tax deducted or withheld is not paid to the appropriate taxing authority.

22.	ACCOUNTING RECORDS AND AUDITOR

22.1	Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2	Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

22.3	Remuneration of Auditor

The directors may set the remuneration of the auditor of the Company.

23.	NOTICES

23.1	Method of Giving Notice

Unless the Business Corporations Act or these Articles provide otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(1)	mail addressed to the person at the applicable address for that person as follows:

(a)	for a record mailed to a shareholder, the shareholder’s registered address;

(b)	for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the mailing address of the intended recipient;

(2)	delivery at the applicable address for that person as follows, addressed to the person:

(a)	for a record delivered to a shareholder, the shareholder’s registered address;

(b)	for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the delivery address of the intended recipient;

(3)	unless the intended recipient is the auditor of the Company, sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(4)	unless the intended recipient is the auditor of the Company, sending the record by e-mail to the e-mail address provided by the intended recipient for the sending of that record or records of that class;

(5)	physical delivery to the intended recipient.

23.2	Deemed Receipt

A notice, statement, report or other record that is:

(1)	mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day (Saturdays, Sundays and holidays excepted) following the date of mailing;

(2)	faxed to a person to the fax number provided by that person referred to in Article 23.1 is deemed to be received by the person to whom it was faxed on the day it was faxed; and

(3)	e-mailed to a person to the e-mail address provided by that person referred to in Article 23.1 is deemed to be received by the person to whom it was e-mailed on the day it was e-mailed.

23.3	Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that capacity on behalf of the Company stating that a notice, statement, report or other record was sent in accordance with Article 23.1 is conclusive evidence of that fact.

23.4	Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing it to the joint shareholder first named in the central securities register in respect of the share.

23.5	Notice to Legal Personal Representatives and Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(1)	mailing the record, addressed to them:

(a)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(b)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(2)	if an address referred to in paragraph (1)(b) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

23.6	Undelivered Notices

If, on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to Article 23.1, and on each of those occasions it is returned because the shareholder cannot be located, the Company will not be required to send any further records to the shareholder until the shareholder informs the Company in writing of the shareholder’s new address.

24.	EXECUTION OF DOCUMENTS; USE OF SEAL

24.1	Execution of Documents

The following persons (the “Authorized Signatories”) are authorized to execute, deliver and certify documents on behalf of the Company, whether under seal or otherwise:

(1)	any two directors;

(2)	if the Company only has one director, that director alone;

(3)	any officer, together with any director; or

(4)	any one or more directors, officers or other persons authorized by resolution of the board.

24.2	Use of Seal

Except as provided in Articles 24.3 and 24.4, the seal must not be impressed on any record except when that impression is attested by the signature or signatures of the required Authorized Signatories.

24.3	Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.2 the impression of the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

24.4	Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print those definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal, and those persons as are authorized under Article 24.2 to attest the seal may in writing authorize that person to cause the seal to be impressed on those definitive or interim share certificates or bonds, debentures or other securities by the use of those dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

25.	PROHIBITIONS

25.1	Definitions

In this Part 25:

(1)	“security” has the meaning assigned in the Securities Act (British Columbia);

(2)	“transfer restricted security” means:

(a)	a share of the Company;

(b)	a security of the Company convertible into shares of the Company;

(c)	any other security of the Company which must be subject to restrictions on transfer in order for the Company to satisfy the requirement for restrictions on transfer under the “private issuer” exemption of Canadian securities legislation or under any other exemption from prospectus or registration requirements of Canadian securities legislation similar in scope and purpose to the “private issuer” exemption.

25.2	Application

Article 25.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of these Articles or to which the Statutory Reporting Company Provisions apply.

25.3	Consent Required for Transfer of Shares or Transfer Restricted Securities

No share or other transfer restricted security may be sold, transferred or otherwise disposed of without the consent of the directors, and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Exhibit G

Text of Company Amalgamation Resolution

BE IT RESOLVED as a special resolution that:

1.	the amalgamation (the “Amalgamation”) under section 269 of the Business Corporations Act (British Columbia) between Robinson Aircraft Ltd. (the “Company”) and Pono Three Merger Acquisitions Corp. (“MergeCo”), a wholly-owned subsidiary of Pono Capital Three Inc. (the “SPAC”), pursuant to the terms and conditions contained in the business combination agreement (the “BCA”) dated August 15, 2023 between the Company, the SPAC and MergeCo (as the same may be or has been modified or amended), is hereby authorized and approved;

2.	the BCA is hereby consented to, approved and adopted;

3.	the execution and delivery by the Company of the BCA is hereby authorized and approved;

4.	the articles of the amalgamated company shall be substantially in the form attached as Exhibit F to the BCA as may be amended by any officer or director of the Company;

5.	any officer or director of the Company is hereby authorized and directed, on behalf of the Company, to execute and deliver an amalgamation application to effect the Amalgamation and to file same with BC Registry Services with respect to the Amalgamation;

6.	notwithstanding that this special resolution has been passed (and the BCA adopted) by the shareholders of the Company, the directors of the Company are hereby authorized and empowered without further approval of the shareholders of the Company at any time prior to the issuance by BC Registry Services of a certificate of amalgamation in respect of the Amalgamation (i) to amend the BCA to the extent permitted by the BCA, and (ii) not to proceed with the Amalgamation to the extent permitted by the BCA or otherwise give effect to these resolutions; and

7.	any officer or director of the Company is hereby authorized and directed for and on behalf of and in the name of the Company to execute, under the seal of the Company or otherwise, and to deliver, all documents, agreements and instruments and to do all such other acts and things, including delivering such documents as are necessary or desirable to Registrar of Companies for filing in accordance with the BCA, as such officer or director, may deem necessary or desirable to implement the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or doing of any such act or thing.

Schedule 6.2

During the Interim Period, the Company intends to continue to raise additional funds by way of private placement.

In addition, the Company has applied for, or is to apply for, a refundable Scientific Research and Experimental Development tax credit in an amount no less than Cdn$300,000 (the “SR&ED Tax Credit”) and in connection therewith, intends to obtain a secured loan from a third party in the amount of up to Cdn$300,000. This loan will be secured against the SR&ED Tax Credit receivable from the Canadian federal government.